Exhibit 10.37

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

1311 Mamaroneck Avenue, Suite 310
White Plains, NY 10605 USA	4 Maguire Road
www.lls.org	Lexington, MA 02421 USA
www.curis.com

DEFINITIVE AGREEMENT

This Definitive Agreement (the “Agreement”) is made as of the 29th day of November, 2011 (the “Effective Date”), by and between The Leukemia and Lymphoma Society, a New York nonprofit corporation with its principal place of business at 1311 Mamaroneck Avenue, White Plains, New York 10605, United States of America (“LLS”) and Curis, Inc., a Delaware corporation with its principal place of business at 4 Maguire Road, Lexington, MA 02421 (“Company”). LLS and Company are sometimes hereinafter referred to individually as the “Party” and together as the “Parties”.

WHEREAS, LLS is a national voluntary health agency which, among other activities, encourages and sponsors research relating to leukemia, lymphoma, Hodgkin’s disease and myeloma to increase understanding and public awareness of the disease by, among other means, making grants, business alliances to support research and education efforts to the public about blood cancers. To further this mission, LLS provides research funding to entities that can demonstrate through LLS’s review process that their proposed research project holds scientific promise to advance LLS’s effort to find treatments and cures for blood cancers and its complications.

WHEREAS, Company is in the business of developing pharmaceutical products and has submitted a project proposal and funding request to LLS, dated October 20, 2011, entitled “First in Human Studies of CUDC-907, a PI3K and HDAC Inhibitor, in Patients with B Cell Lymphoma and Myeloma” (the “Company Proposal”) attached as Exhibit A, and the Company Proposal has been conditionally approved by LLS through its Therapy Acceleration Program Committee until this Agreement is fully executed.

WHEREAS, nothing in this Agreement shall restrict LLS from funding other research and development efforts, including without limitation efforts by other researchers, companies or entities that fall within the scope of the Research Program except where said other research and development efforts relate to the Compound(s) and/or Product(s) as defined herein.

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NOW, THEREFORE, in consideration of the mutual premises herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows.

1. Certain Definitions.

1.1 “Combination Product” means any Product sold or used in combination with one or more other therapeutically active materials which are not Products.

1.2 “Compound” means Company’s proprietary compound identified as CUDC-907, the chemical structure of which is disclosed in Exhibit C, including any metabolites, free forms, salts, solvates, hydrates, anhydrous forms, optical isomers and polymorphs thereof.

1.3 “Confidential Information” means any scientific, technical, trade, business or financial information disclosed, provided or otherwise made available by a Party to the other Party which is treated by the disclosing Party as confidential or proprietary, including, without limitation, research materials and developments, formulations, techniques, methodology, assay systems, formulae, procedures, tests, equipment, data, reports, know-how, sources of supply, patent positioning, relationships with consultants and employees, business plans and business developments, information concerning the existence, scope or activities of any research, development, manufacturing, marketing or other projects of the disclosing Party, and any other confidential or proprietary information about or belonging to the disclosing Party’s suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others. Notwithstanding the foregoing, all Project Inventions, Proprietary Material and Research Results shall be deemed the Confidential Information of Company, regardless of which party initially disclosed or provided the same to the other party. All information of a confidential or proprietary nature supplied in written, electronic, oral or visual form pursuant to this Agreement shall be considered as being Confidential Information, whether or not marked as such. The following information shall not be treated as Confidential Information: information (a) that is in the public domain or is known by others in the field at the time of disclosure; (b) that is in the possession of the receiving Party free of any obligation of confidentiality prior to the time of disclosure as evidenced by written records; (c) that subsequently becomes part of the public domain or becomes publicly known through no fault of the receiving Party; (d) that subsequently is received by the receiving Party without any obligation of confidentiality from a third party who is free to disclose the information; or (e) that is independently developed by the receiving Party without the use of any Confidential Information as evidenced by written records.

1.4 “Deliverables” means the items specified in Section 3 of Exhibit B.

1.5 “FDA” means the United States Food and Drug Administration.

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1.6 “Field” means the treatment of B-cell cancerous malignancies and multiple myeloma.

1.7 “First Commercial Sale” means the first sale in an arm’s length transaction for end use of the Product in the Field after receipt of the requisite regulatory approvals. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate, named patient or similar use shall not be considered to constitute a First Commercial Sale.

1.8 “Follow-up Diligence Period” means the period that begins the day the Company receives its last Milestone payment from LLS and lasting until the earlier of (a) [**] years from that date or (b) the fulfillment (or termination, as applicable) of Company’s payment obligations under Section 10(c).

1.9 “Funding” means the amount of money provided to Company by the LLS as Milestones pursuant to Section 4 and Exhibit B hereto.

1.10 “IND” means Investigational New Drug Application.

1.11 “Intellectual Property Rights” means any and all rights in and to discoveries, concepts, ideas, Proprietary Material, developments, specifications, methods, drawings, designs, flow charts, diagrams, models, formulae, procedures, processes, schematics, specifications, algorithms, apparatus, inventions, ideas, know-how, materials, techniques, methodologies, modifications, improvements, works of authorship and data (whether or not protectable under patent, copyright, trade secrecy or similar laws), including patents, utility models, and registered and unregistered designs, including mask works, copyrights, trade secrets, design history, manufacturing documentation, and any other form of protection afforded by law to inventions, models, designs, works of authorship, databases or technical information and applications and registrations with respect thereto in each case where such rights arise in the perfomance of the Research Program.

1.12 “IRB” means Institutional Review Board.

1.13 “Major European Country” means the United Kingdom, France, Germany, Spain or Italy.

1.14 “Major Market” means each of the United States, a Major European Country or Japan.

1.15 “Milestone” means any of the clinical or regulatory milestones set forth in Section 4.2 of Exhibit B.

1.16 “Net Sales” means the gross amount invoiced on sales of the Product by Company and its affiliates (and in the case of Section 10(a)(ii), any third party partner) to non-affiliate third party customers, less customary deductions as determined in accordance with Generally Accepted Accounting Principles (“GAAP”) and as generally

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and consistently applied throughout Company’s organization, limited to the following: (i) customary trade, quantity, rebates, or cash discounts, to the extent actually allowed and taken; (ii) credits, price adjustments or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold Products for in the Field or for retroactive price reductions (including Medicare and similar types of government mandated rebates and chargebacks); (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Product which is paid by or on behalf of Company; (iv) outbound transportation costs prepaid or allowed and costs of insurance. For the avoidance of doubt, transfers of a Product between any of Company, an affiliate or, in the case of Section 10(a)(ii), a partner for sale by the transferee shall not be considered Net Sales hereunder.

In the event that a Product is sold as a Combination Product, Net Sales, for the purposes of determining royalty payments on the Combination Product, shall mean the gross amount collected for the Combination Product less the deductions set forth in clauses (i) - (iv) above, multiplied by a proration factor that is determined as follows:

1.16.1 If all therapeutically-active components of the Combination Product were sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [A / (A+B)], where A is the weighted (by sales volume) average net sales price of Product containing the Compound as its only therapeutically-active component during such calendar quarter when sold separately from the other therapeutically-active component(s) in the country in which the Combination Product is sold, and B is the weighted (by sales volume) average net sales price of the other therapeutically-active component(s) during such calendar quarter when sold separately from Product containing the Compound as its only therapeutically-active component in the country in which the Combination Product is sold; or

1.16.2 If not all therapeutically-active components of the Combination Product were sold or provided separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the Parties in good faith negotiations based on the relative value contributed by each therapeutically-active component.

1.17 “Product” means any form or dosage of pharmaceutical composition or preparation in finished form labeled and packaged for sale that contains the Compound as an active ingredient.

1.18 “Patent Rights” shall mean those patent applications controlled by Company as of the Effective Date and listed in Exhibit F, as well as patents issuing from such patent applications, to the extent owned or controlled by Company, or divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, utility, models and the like of such patent applications and foreign equivalents thereof.

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1.19 “Project Inventions” means any and all new discoveries, concepts, ideas, Proprietary Material, developments, specifications, methods, drawings, designs, flow charts, diagrams, models, formulae, procedures, processes, schematics, specifications, algorithms, apparatus, inventions, ideas, know-how, materials, techniques, methodologies, modifications, improvements, works of authorship and data (whether or not protectable under patent, copyright, trade secrecy or similar laws and whether or not patentable or reduced to practice), know-how, materials, methods, models, procedures, processes, schematics, specifications, techniques, tools, and any other forms of technology that are conceived, created, discovered, developed, generated, made or reduced to practice or tangible medium of expression in the course and as a result of the performance of the Research Program, whether solely by one or more employees or consultants of Company, solely by one or more employees or consultants of LLS, or jointly by one or more employees or consultants of Company and one or more employees or consultants of LLS, in each case relating to the Research Program and/or the Product, together with all related Intellectual Property Rights.

1.20 “Proprietary Material” means any and all molecules and/or reagents owned by, licensed to or otherwise proprietary to Company, and which are used in the performance of the Research Program, including, without limitation, Compound and Product.

1.21 “Research Program” means the preclinical and clinical Product development activities in the Field based on the Company Proposal which have been mutually agreed to by the Parties, and which shall be conducted by Company and funded in part by LLS and which includes the Milestones and Deliverables attached as Exhibit B. For the avoidance of doubt and notwithstanding any other provision of this Agreement, Company is only required to conduct development activities in the Field pursuant to the terms of this Agreement.

1.22 “Research Results” means all data sets, data analyses, reports detailing all optimized conditions and procedures, test results, laboratory notes, techniques, know-how, and any other results that, in all cases are obtained in the performance of the Research Program.

1.23 “Research Advisory Committee” means an oversight group consisting of equal representation from LLS and Company and as further described in Section 3.

1.24 “Term” shall have the meaning set forth in Section 15.1 hereof.

1.25 “Transfer Payments” shall mean any payments, royalties or other consideration that Company actually receives in connection with any partnering or outlicensing the Product, other than (a) equity investments in or other amounts paid for the purchase of securities of Company to the extent such payments reflect the fair market value of such securities, (b) amounts received from a partner or licensee that are committed to cover future industry standard, fully burdened costs to be incurred by Company in the performance of research, development and commercial support activities

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to be performed by Company under a license agreement in connection with a Product and (c) amounts received from a partner or licensee to the extent they represent “pass-through” costs under which the amount received by Company from partner or licensee is made to reimburse Company for third-party expenses incurred by Company in its performance of its obligations under such partnership or license agreement. These amounts typically include cost reimbursement by licensee to Company for costs including intellectual property and license agreements, but may also include other reimbursements. Any amounts reimbursed by licensee that exceed Company costs are included in Transfer Payments.

2. Research Program and Funding.

2.1 The Funding and its Distribution. LLS agrees to provide funds in cash (the “Funding”) to Company to partially fund the Research Program according to the timeline with specific Deliverables and Milestones as described in Exhibit B. The sum total of the Funding shall not exceed US$4 million, and shall be paid in accordance with the amounts and within [**] business days of achievement of the Milestones. The Deliverables and the Milestone payments may be revised by mutual written agreement of the Parties from time to time, provided that the total amount of the Funding requested by Company to conduct the Research Program shall not be increased and the timely payment of each of these amounts is subject to the availability of funds from LLS. LLS failure to provide such funding shall constitute a breach of this agreement and provides Curis with the right to terminate under Section 15.2(g).

2.2 Use of Funding. Funding shall be used exclusively for the payment or reimbursement of the expenses of preclinical or clinical development activities of the Research Program by Company as specified in and in accordance with and subject to the terms and conditions contained in this Agreement. Should such expenses not exceed the total allocated by LLS, then excess Funding (after taking into account all committed but not paid or accrued expenditures, reasonably agreed upon by the Parties in good faith) shall be returned to LLS within [**] days of the expiration or termination of this Agreement.

2.3 Costs - Permissible and Impermissible. Company hereby agrees to limit the expenditure of Funding as set forth in this Section 2.3.

2.3.1 Permissible Costs. Company and LLS have agreed that Funding shall be used as per the budget described in Exhibit D and made part of this Agreement. Should additional expenditures directly related to the performance of the Research Program be required, the Parties agree to collaborate in good faith to determine if these expenditures shall be considered permissible costs.

2.3.2 Impermissible Costs. Company and LLS will collaborate in good faith to identify impermissible costs. Without limitation of the foregoing, the following costs will be impermissible costs, except as the Parties otherwise agree in writing, (a) capital costs, including but not limited to, purchase of land, buildings, construction and equipment; and (b) other costs collaboratively identified by the Parties in writing as impermissible.

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2.4 Donor Designated Funds. Where Funding is, in part or whole, provided by a donor to LLS who requests that the donated funds be restricted for support of Company, Company agrees as a condition to receiving Funding under this Agreement to participate in reasonable promotional/publicity activities that do not unreasonably interfere with the Research Program and Company’s other business activities (including, but not limited to, meeting the Board of Trustees of the donor’s affiliated organization, being interviewed for their newsletter, etc.) upon reasonable advance notice and such participation shall not be unreasonably withheld or delayed, provided, however, Company shall have no obligation to publish or disseminate information that contains Company’s Confidential Information or proprietary know-how or trade secrets or will compromise securing, at Company’s discretion, appropriate intellectual property protection of Company’s Patent Rights, Intellectual Property Rights or Project Inventions. Company shall acknowledge the support of LLS in all such activities. Notwithstanding the foregoing, Company shall be obligated to participate in no more than [**] such promotional/publicity activities per calendar year. Additional meeting requests shall be discussed and mutually agreed upon by both Parties.

2.5 Presentations. As a condition to receiving Funding under this Agreement, Company agrees to provide, upon reasonable advance notice by LLS to Company, a representative(s) acceptable to LLS for internal and external presentations or meetings regarding the Research Program, provided, however, that Company shall have no obligation to publish or disseminate information that contains Company’s Confidential Information or proprietary know-how or trade secrets or will compromise securing, at Company’s discretion, appropriate intellectual property protection of Company’s Patent Rights, Intellectual Property Rights or Project Inventions. Such Company representative(s) shall discuss the presentation or meeting with the Team Leaders (as defined in Section 3.1) and designated LLS representatives at least [**] days prior to the presentation. Company shall acknowledge the support of LLS in all such presentations. Notwithstanding the foregoing, Company shall be obligated to participate in no more than [**] LLS presentations or meetings regarding the Research Program per calendar year. Additional presentation requests shall be discussed and mutually agreed upon by both Parties.

2.6 Funding Audit. LLS will have the right, at LLS’s expense (except as provided in the event of Company misuse or miscalculation of Funding as specified in this Section 2.6 below), during normal business hours and upon at least [**] business days’ written notice, to have a mutually acceptable independent audit firm inspect Company’s records, as they relate to the Funding to verify that Company has complied with Sections 2.2 and 2.3. The independent audit firm will be required to agree in writing with Company to comply with confidentiality restrictions at least as stringent as those set forth in this Agreement and to provide a confidential summary of the results of the audit to both of the Parties. In the event that any such examination shows a misuse or miscalculation of greater than 5% (five percent) or $[**] of Funding for any twelve (12)

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month period, then Company shall pay the cost of the examination as well as reimburse the full amount equal to the expenditures of Funding provided but not used by Company in accordance with Sections 2.2 and 2.3 with an interest charge of [**] percent ([**]%) per annum. In the event that any such examination shows a misuse or miscalculation of less than 5% (five percent) and $[**] of Funding for any twelve (12) month period, then Company shall reimburse the full amount equal to the expenditures of Funding provided but not used by Company in accordance with Sections 2.2 and 2.3 with an interest charge of [**] percent ([**]%) per annum. In the event that either Party disputes the independent audit firm’s determination, the dispute shall be resolved pursuant to the provisions of Section 14 of this Agreement.

2.7 Books and Records. Company agrees to maintain books and records documenting the expenditure of the Funding in accordance with GAAP as generally and consistently applied throughout Company’s organization and will make these books and records relating to the Funding available to LLS and its representatives for review at the place where such books and records are maintained by Company, upon reasonable request for a period of [**] years following expiration or termination of this Agreement. LLS shall have the right, at its own expense, to have any financial report or document related to the expenditure of the Funding reviewed by external consultants and may include external consultants in any meeting or teleconference, subject to execution by such external consultants of appropriate confidentiality agreements with Company and mutual agreement by the Parties that there is no conflict of interest by the external consultants.

3. Research Advisory Committee

3.1 Research Advisory Committee. It is agreed that the Parties shall form a Research Advisory Committee for the Research Program (the “RAC”). The RAC shall consist of [**] members, [**] members to be appointed by each Party. Each Party may appoint or substitute any of its members serving on the RAC by written notice to the other Party. One (1) representative from each Party shall be designated as Team Leader. [**] shall have the right to appoint one (1) of its members to be the Chairperson of the Research Advisory Committee to oversee the administration of the RAC. [**] shall have the right to appoint one (1) of its members to be the Secretary of the RAC. A listing of the members of the Research Advisory Committee is attached as Exhibit E, which may be updated from time to time as mutually agreed by the Parties.

3.2 Meetings. The RAC shall hold meetings (in person or by teleconference) at such times and places as the Team Leaders may mutually agree, provided, that meetings shall be held at least every three (3) months during the Term, and more frequently if requested by either Team Leader (but not more frequently than [**] per [**] without the written consent of the Parties). The first meeting of the RAC shall be held within [**] days of the Effective Date. The quorum for RAC meetings shall be [**] members, provided there is at least one member from each Party. The Secretary of the RAC shall keep minutes of its meetings which shall reflect in reasonable detail all actions recommended or taken. Such minutes shall not be deemed to amend or waive any

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provisions of this Agreement, and must be reviewed and approved by both Parties. From time to time, between scheduled meetings the RAC shall consult with Company to confirm that commercially reasonable efforts for the Research Program are ongoing towards achievement of Milestones. LLS shall have the right upon reasonable prior notice to Company to invite external parties/consultants to any meeting or teleconference, provided that such external consultants are under confidentiality terms no less stringent than this Agreement, subject to execution by such external parties/consultants of appropriate confidentiality agreement with Company and mutual agreement that there is no conflict of interest by external parties/consultants.

3.3 Recommendations. The RAC shall be an advisory body, with recommendations rendered by unanimous vote. Implementation of any recommendations of the RAC is subject to the reasonable judgment of both Parties.

3.4 Responsibilities. Company and LLS shall be kept informed by the Team Leaders of the Research Advisory Committee of material matters relating to the Research Program, including, but not limited to: (a) the progress of the Research Program, including Research Results, or summaries thereof, deemed relevant by either Team Leader; (b) recommendations regarding modifications or amendments to the Research Program from time to time in such manner as may be appropriate based on any interim Research Results; and (c) substantiation regarding the accomplishment of Milestones. This reporting responsibility will be a communication that will take place no less than once a quarter in the form of a Quarterly Report as described in Section 4 or as is reasonably necessary to inform LLS of a potential delay in a Deliverable or Milestone. While Company maintains all control over the Research Program, the RAC has advisory rights and jointly makes recommendations about forward progress, changes in direction and success of the Research Program, the outcomes of which may determine LLS’s remaining commitment to fund the Research Program hereunder.

4. Reports.

4.1 Quarterly Reports. During the course of the Research Program, Company shall submit within [**] business days prior to each scheduled quarterly RAC meeting a report of the achievement of any Milestones and Deliverables (the “Quarterly Report”). This report will serve as the basis for the upcoming RAC meeting. The Quarterly Report shall contain the following:

(a) a written summary documenting the status and progress of the Research Program and Research Results conducted therein during such period, including a description of Milestones and Deliverables achieved, together with copies of relevant data supporting significant findings as agreed upon by LLS and Company;

(b) an overview of the filing and progress of all patent applications generated to protect Project Inventions filed by Company and a general description of any Project Inventions (the “Invention Report”);

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(c) a reasonably detailed spreadsheet of expenditures for the Research Program as they relate to the Research Program budget and LLS funding; and

(d) once an IND is approved, the Quarterly Report should include an update of sites contracted, IRB approvals and patients accrued such that the RAC can compare the actual numbers with those projected in the original project proposal.

The Quarterly Report will provide an opportunity for the Parties to review the progress of the Research Program towards the Milestones and Deliverables and discuss any need for revision of the timeline for Deliverables and Milestones or directions of the Research Program that may be appropriate. LLS shall have the right, at its own expense, to have any Quarterly Report or other data submitted by Company reviewed and validated by external consultants, provided that such external consultants are under confidentiality terms no less stringent than this Agreement, and may include external consultants in any meeting or teleconference, subject to execution by such external consultants of appropriate confidentiality agreement with Company and mutual agreement that there is no conflict of interest by external parties/consultants. If following the quarterly review LLS requests a meeting (either in person or via telephone) to discuss the progress and results of the Research Program with Company, Company shall make appropriate representative(s) available for such reasonably requested meetings at mutually convenient times and locations within [**] days of the request. The Quarterly Report shall be Confidential Information of Company subject to Section 11.

4.2 Financial Reports. Company shall submit its company financial reports to LLS every [**] months during the Research Program, which financial reports can be included with [**] of the Quarterly Reports. Provided that Company is listed on a stock exchange that requires Quarterly Reports on Form 10-Q to be filed each quarter, then LLS and Company agree that such Quarterly Reports will serve as the basis the financial reports per this Section 4.2. Company shall make its financial representatives available, in person or by phone, to explain and discuss such financial reports, as reasonably requested by LLS. LLS shall have the right, at its own expense, to have any financial report submitted by Company reviewed by external consultants and may include external consultants in any meeting or teleconference, subject to execution by such external consultants of appropriate confidentiality agreements with Company and mutual agreement that there is no conflict of interest by external parties/consultants. Provided that such financial reports are not previously filed with the U.S. Securities & Exchange Commission, Company’s financial reports shall be Confidential Information of Company subject to Section 11.

4.3 Company Status Reports. Within [**] days of becoming aware thereof, Company must report to LLS any event that Company believes will materially impair Company’s ability to conduct the Research Program (the “Company Status Report”). The Company Status Report shall be Confidential Information of Company subject to Section 11.

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4.4 Upon Expiration or Termination of this Agreement: Company shall submit to LLS the following reports (collectively the “Final Report”):

(a) within [**] days of the expiration or termination of this Agreement, a written report summarizing the status and progress of the Research Program conducted since the Effective Date of the Agreement, including a description of Milestones and Deliverables achieved, and a summary of significant Research Results together with copies of relevant data (not previously submitted) supporting significant findings (the “Final Progress Report”), and

(b) within [**] days of the expiration or termination of this Agreement, a general description of any Intellectual Property Rights that arose in the performance of the Research Program since the Effective Date of the Agreement (the “Final Invention Report”), and

(c) within [**] days after all invoices for Research Program expenses have been submitted to Company, a reasonably detailed report of expenditures of the Funding for the Research Program since the Effective Date of the Agreement (the “Final Expenditure Report”).

The Final Report shall be Confidential Information of Company subject to Section 11.

5. Conduct of Research Program.

5.1 Responsibility. Company shall have sole responsibility and control over all aspects of the Research Program. Without limiting the foregoing, Company shall be responsible for management and conduct of the Research Program and shall in particular: (a) maintain complete and accurate records of all Research Results; (b) provide to the RAC a summary of the Research Results and other information reasonably requested by the RAC for it to monitor progress of the Research Program deemed relevant by the Team Leaders pursuant to Section 3.4; (c) consider, review and propose to LLS amendments or modifications to the Research Program from time to time in such manner as may be appropriate based on any interim Research Results; and (d) review, substantiate and demonstrate to the reasonable satisfaction of the RAC and the senior management of LLS the accomplishment of Milestones and Deliverables.

5.2 Standard of Conduct. Company agrees to use the Funding solely for the payment or reimbursement of the expenses of the preclinical and clinical development activities of the Research Program in accordance with Section 2, and shall use commercially reasonable efforts, including but not limited to committing, or contracting for, the appropriate staff, laboratories, offices, equipment and other facilities, to conduct the Research Program substantially in accordance with Exhibit A. In the event that LLS has a reasonable, good faith basis to believe that Company is not using commercially reasonable efforts to achieve the Milestones and Deliverables hereto, LLS shall give written notice thereof to Company specifying the basis for such belief. Company shall

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make commercially reasonable good faith efforts to address the concerns of LLS within [**] days after Company’s receipt of the notice. If LLS reasonably and in good faith believes that Company has not done so during such [**] day period, LLS shall notify Company within [**] days after the expiration of such [**] day period, whereupon, LLS and Company shall negotiate in good faith within [**] days to attempt to mutually resolve the issue. If the Parties cannot then resolve the issue informally, it shall be deemed a Dispute (as hereinafter defined) and resolved pursuant to the provisions of Section 14.

5.3 Interruption or Delay of Research Program. If any portion of the Research Program including a human subject research clinical trial is or will be interrupted or delayed for a period of [**] days or more, Company, within [**] days of becoming aware of the need to interrupt or delay the Research Program, shall provide the RAC with notice indicating (a) the work will be interrupted or delayed, (b) the reason for the interruption or delay, and (c) the anticipated date upon which the work will resume. Interruptions or delays of the Research Program may lead to Company not being able to achieve Milestones, and if not adequately resolved in a timeframe satisfactory to the Parties, could lead to the termination of this Agreement pursuant to Section 15.2(g).

5.4 Site Visit(s) to Company: LLS shall have the right, up to [**] times each calendar year, during normal business hours and upon reasonable notice of at least [**] business days, to inspect records in order to review and assess progress and results of the Research Program.

5.5 Human Subject Research.

5.5.1 IRB Approval. Company agrees to obtain prior written approval from each clinical site’s IRB before undertaking any clinical trial with human subject research as required by applicable law. A true copy of the executed copy of this approval must be made available within [**] days upon written request by LLS.

5.5.2 Informed Consent. Except as provided in Section 5.5.3, upon approval of human subject research clinical trial by each clinical site’s IRB, no clinical trial may be conducted by Company pursuant thereto until each clinical site has secured a valid consent and/or authorization in accordance with applicable law from the research participant (or their legal guardians). Company shall provide a true copy of the form of consent and/or authorization to LLS within [**] days upon written request by LLS. Such consent will conform ethically with the guidelines prescribed by the National Institutes of Health or equivalent foreign guidelines and shall contain sufficient information so that the human subject (or their legal guardian) will be in a position to provide appropriate informed consent prior to participating, including suitable explanations to human subjects (or their legal guardians) concerning the experimental nature of the research and all significant potential hazards.

5.5.3 Waiver of Consent. In the event that Company has requested a waiver of the consent and/or authorization requirement, as set forth in applicable law, from each

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clinical site’s IRB, no clinical trial may be conducted by Company pursuant thereto until each clinical site’s IRB has issued appropriate documentation of such waiver in accordance with applicable law. Company shall maintain a true copy of the documentation of such waiver to be made available within [**] days upon written request by LLS.

5.5.4 No Responsibility of LLS. Human subjects studied in the course of the Research Program, including a clinical trial conducted by Company pursuant to this Agreement, are under no circumstances a responsibility of LLS.

5.5.5 Termination of a Clinical Trial. Company reserves the right to terminate any clinical trial at any time after notice to and consultation with LLS, except that (i) in cases involving patient safety issues or if authorization to conduct such clinical trial is temporarily or permanently withdrawn by the FDA or foreign equivalents in a Major Market or (ii) outside the Field, prior consultation requirements to LLS shall not apply. Upon termination of a clinical trial in the Field, Company and the applicable staff shall cease the performance of the applicable clinical trial, except where continued performance is required to complete the trial (i.e., continued treatment of enrolled study participants if needed), but will continue to collect such data and prepare such reports as stipulated in the applicable clinical trial protocol and approved by the applicable IRB.

6. Representations.

6.1 Mutual Representations. Each Party represents and warrants to the other that it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and that the execution, delivery and performance of this Agreement have been duly and validly authorized and approved. Each of the Parties hereby represents and warrants that this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms; the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.2 Company Representations. Company represents, warrants and covenants to LLS that Company, itself or acting through its subcontractors, (a) has the knowledge, skills and experience to perform the Research Program, (b) shall obtain and maintain during the Term all licenses, permits and other approvals and authorizations required to conduct the Research Program and shall do so in conformity with all applicable laws and regulations, and (c) with respect to any third party to whom it subcontracts the performance of any aspect of the Research Program, it will monitor such subcontractor(s) to insure that they shall obtain maintain during the Term all licenses, permits and other approvals and authorizations required to conduct the Research Program and shall do so in conformity with all applicable laws and regulations. Company shall provide documentation of its and its subcontractor’s licenses, permits, approvals or authorizations at LLS’s reasonable request.

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6.3 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH OF THE PARTIES MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH PROGRAM, RESEARCH RESULTS, OR ANY PRODUCT RESULTING FROM THE RESEARCH PROGRAM. The Parties understand and agree that development and commercialization of any Product in the Field will involve approval by regulatory authorities and that no Party is guaranteeing the safety or efficacy of any Product in the Field. The Parties acknowledge that no Intellectual Property Rights warranties are being made hereunder nor are any warranties being made with respect to the Research Results or Project Inventions. Company makes no guarantees as to the success or any outcome of the Research Program.

7. Additional Research and Commercially Reasonable Efforts.

7.1 Additional Research. The Parties acknowledge a common purpose of developing product(s) useful for the diagnosis, cure or treatment of hematologic cancers and their complications. Achieving this goal may require additional research and development efforts beyond those encompassed within the Research Program. The Parties agree to meet no less than [**] days prior to the expiration of this Agreement in order to (a) evaluate the progress of the Research Program, (b) discuss additional research and development opportunities resulting from the Research Program, (c) determine any mutual interest in either amending this Agreement and its associated Research Program or entering into a new agreement to further such additional research and (d) if mutually agreed upon, the Parties agree to negotiate in good faith any reasonable agreements as may be proposed by either Party within [**] days thereafter.

7.2 Commercially Reasonable Efforts to Further the Research Program.

(a) Even in the absence of a further agreement between the Parties, Company agrees that during the Follow-Up Diligence Period, Company shall take such steps as are commercially reasonable to further the clinical and commercial development of the Product in the Field in at least one Major Market, provided that the Company reasonably believes that Product is safe and effective in the Field as determined by successfully meeting its pre-determined endpoints in its clinical trials in the Field (“Reasonable Belief”), and further provided that Company receives necessary regulatory guidance from agency officials in the applicable Major Market(s) to continue development and reach the market for the Product in the Field (“Regulatory Guidance”). Company shall keep LLS informed in writing during the Follow-Up Period on at least a [**] months basis of Company’s efforts and results with regard to continuing development of the Product in the Field. Company agrees that if and/or when it licenses the Product in the Field to a third party for commercialization, Company shall include provisions in the license agreement to obligate the licensee to continue the clinical development of the Product in the Field in the same commercially reasonable manner during the remainder of the Follow-Up Period (i.e., provided that the licensee has a Reasonable Belief regarding the Product’s development and has also received any necessary Regulatory Guidance). The license agreement shall also provide that in the event that the licensee no longer uses

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commercially reasonable efforts to advance the clinical development of the Product in the Field for reasons other than safety, lack of efficacy or lack of necessary regulatory approvals, or such licensee no longer has a Reasonable Belief, then Company shall have the right to either terminate the license agreement in the Field or convert an exclusive license to a non-exclusive license in the Field so that Company may seek other licensees.

(b) If during the Follow-Up Diligence Period, Company or its licensee no longer uses commercially reasonable efforts to advance the clinical development of the Product in the Field for a period of [**] days or terminates its clinical development efforts directly related to the Product in the Field despite having a Reasonable Belief and having obtained necessary Regulatory Guidance, Company agrees to permit LLS to disclose the Research Results and Project Inventions to third parties that LLS reasonably believes would have a potential interest, and the necessary financial capacity, to further develop and commercialize the Product in the Field in a Major Market (“Potential Partner”) subject to execution by such Potential Partner of an appropriate confidentiality agreement. Company agrees to enter into good faith discussions with each Potential Partner, within [**] days of written notification from LLS, to evaluate the feasibility of a potential licensing relationship in the Field. Should Company and a Potential Partner mutually agree in writing to proceed with such relationship, Company shall work in good faith to negotiate a license in the Field on commercially reasonable terms of the results of the Research Program and any necessary Project Inventions or to develop or to commercialize the Product in the Field in a Major Market within a commercially reasonable timeframe. In consideration for LLS’s efforts in facilitating a transaction between Company and a Potential Partner, Company shall pay to LLS, subject to the limitations under Section 10(c), [**] percent ([**]%) of any Transfer Payments. In the event that Company receives non-cash consideration in connection with a license or in the case of transactions not at arm’s length, Transfer Payments shall be calculated based on the amount of such consideration which exceeds fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business.

(c) If clinical development of the Product in the Field does not continue to meet its clinical endpoints for safety and/or efficacy in future clinical trials in the Field during the Follow-Up Diligence Period, as determined by clinical experts retained by Company, its licensee(s), or by the FDA or in some well defined cases, other regulatory bodies, all Funding provided to Company by LLS will be considered a non-repayable grant.

(d) Notwithstanding the above, if the Research Program is deemed unsuccessful (in accordance with the criteria set forth above), and, within the Follow-Up Diligence Period, Company advances its knowledge base regarding the Research Program and the Product in the Field, and decides to move forward in development of the Product in the Field, Company shall so notify LLS in writing, whereupon LLS shall have the right of first offer to support a research program with respect to the Product in the Field on commercially reasonable terms.

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(e) If Company or its licensee during the term of this Agreement and the Follow-up Diligence Period does not use commercially reasonable efforts to advance the clinical development of the Research Program despite having a Reasonable Belief and having obtained necessary Regulatory Guidance (pursuant to this Section 7.2 with respect to the Follow-up Diligence Period), LLS will have the right to terminate this Agreement for material breach by Company pursuant to the terms of Section 15.2(g) and Company will be required to pay back to LLS the total amount of the funding that LLS provided to Company during the Term, plus [**] percent ([**]%) thereof within [**] days after the termination of expiration of this Agreement. Such payments would also be applied to the maximum payments by Company to LLS as outlined in Section 10(c).

8. Publication of Results and Availability of Compound.

8.1 Publication of Results. If either Party determines that scientific findings and results developed in the conduct of the Research Program have scientific significance that would be of significant interest to the broader research community, Company shall use reasonable efforts to publish or otherwise cause to be publicly disseminated within the research community such scientific findings and results, together with the underlying data, within [**] months after the completion of the Research Program and provided that such results have been produced and verified, provided, however, that Company shall have no obligation to publish or disseminate information that contains Confidential Information of Company or proprietary know-how or trade secrets or could reasonably be expected to compromise securing patent protection of Project Inventions. Company shall acknowledge the support of LLS in all such publications.

8.2 Availability of Compound. In the event that Company or its licensee no longer uses commercially reasonable efforts to advance the clinical development of the Product and no longer pursues the Research Program for the Field agreed to in this Agreement, and an LLS-funded academic researcher thereafter requests the opportunity to study the Compound and such Compound is reasonably available to Company, and which Company is legally able to provide or is not otherwise precluded from providing such Compound, Company agrees to make Compound available to such academic researcher for non-commercial research solely in hematological cancers, following public disclosure of such materials by Company, which disclosure may include, without limitation, scientific publications, seminar presentations, and publication of patent applications. Company shall not be required make compound available for clinical research if the Compound had previously generated negative safety/toxicology results in preclinical or clinical testing. Compound shall be shared on an “at cost” basis under a Materials Transfer Agreement (“MTA”) executed between the requesting party (“Transferee”) and Company or its licensee, provided that such transfer shall occur within [**] business days of execution of the MTA. Such MTA shall contain terms customary in the pharmaceutical industry and for transactions of this type. Notwithstanding anything to the contrary in this Section 8.2, the obligations of Company shall in all cases be limited by the terms of Company’s license agreements by which Company in-licenses any Patent Rights, provided that Company informs LLS of any such agreements that cause limitations.

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9. Intellectual Property.

9.1 Ownership Rights in Pre-Existing Works. Each Party will retain ownership and control of their respective works of authorship, inventions, know-how, information, and data, proprietary material, and all Patent Rights therein, that were in existence as of the Effective Date or intellectual property rights that are later generated outside of scope of the performance by each Party of its obligations under this Agreement.

9.2 Ownership Rights in Project Inventions. Company shall own any and all proprietary rights, including but not limited to all Project Inventions including all Intellectual Property Rights, and all Research Results.

9.3 Protection and Perfection of Rights. To the extent LLS is deemed to have any ownership interest of any kind, LLS and its employees, consultants and agents, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to Company all right, title and interest, including all Project Inventions including all Intellectual Property Rights, and all Research Results. LLS will assist Company in any reasonable manner in the procurement and maintenance of all Intellectual Property Rights in the Project Inventions, provided, however Company shall cover all expense at its sole cost. Without limiting the foregoing, LLS will execute, and cause its employees and representatives to execute, upon Company’s request, any assignments, applications and other documents that Company believes may be necessary or appropriate to protect or perfect the Intellectual Property Rights in the Project Inventions. LLS will ensure that its employees and consultants who participate in activities under this Agreement are obligated to assign or otherwise transfer all right, title and interest in and to all Intellectual Property Rights in the Project Inventions to Company or its designee and will, as requested by Company, obtain for Company the execution of all necessary applications or other documents therefor from any employee or consultant.

9.4 Reservation of Rights. Except for the rights expressly provided in this Agreement, no other rights are granted by either Party to the other Party. Notwithstanding anything to the contrary, no rights or licenses are granted under this Agreement by either Party to the other for the use of any trade names, trademarks, and service marks.

9.5 Patent Prosecution Reporting. The filing and progress of all patent applications generated to protect Project Inventions filed by Company shall be reported as part of Company’s Quarterly Reports in accordance with Section 4.1(b). In addition, any patent prosecution matter relating to Products that may materially adversely impact the Research Program shall be reported in writing by Company to LLS within [**] days. The obligation set forth in this Section 9.5 shall terminate for each patent application upon the issuance of the resulting patent.

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10. Payments to LLS. Company shall pay LLS the following amounts subject to the provisions of Sections 7.2 and 15.5 of this Agreement:

(a) If Company partners or outlicenses the rights to the Product to a third party or transfers the rights to the Product to a partnership created with a pharmaceutical or biotech company, or third party, for further development and/or commercialization of the Product, then payments shall be made by Company to LLS as follows:

(i) an amount equal to [**] percent ([**]%) of any Transfer Payments up to a total of either $[**] or, if funding to-date was less than $[**] at the time that the third party partnership is created, [**] provided to Company by LLS up to the time that the third party partnership is created:

(ii) a one-time payment of $[**] upon [**];

(iii) a payment [**] received by Company under this Agreement upon [**];

(iv) a payment of US$ [**] received by Company from LLS under this Agreement upon [**]; and

(v) an amount equal to [**] percent ([**]%) of royalty payments actually received by Company based on Net Sales of any Product sold by Company or a third party in any country in the world, provided, however, this Section 10(a) shall not apply in the case of an assignment of this Agreement by Company to a successor allowed by Section 16.10 hereof.

(b) If Company or its affiliates does not outlicense or transfer the rights to the Product to a third party prior to the following events, then payments shall be made by Company to LLS as follows:

(i) a one-time payment of US$[**] upon [**];

(ii) a payment of US$[**] upon [**];

(iii) a payment of US$ [**] received by Company from LLS under this Agreement upon [**];

(iv) a payment of US$ [**] received by Company from LLS under this Agreement upon [**]; and

(v) a royalty equal to [**] percent ([**]%) of Net Sales of any Product sold by Company or its affiliates in any country in the world, payable on a quarterly basis.

For clarity, should Company outlicense or transfer the rights of the Product to a third party subsequent to Company making any of the payments outlined in 10(b), the Company shall pay LLS an amount equal to [**] percent ([**]%) of any Transfer Payments up to a total of either US$[**] or, if funding to-date was less than $[**] at the

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time that the third party partnership is created, [**] provided to Company by LLS up to the time that the third party partnership is created, as well as payments provided in Section 10(a), provided that Company shall not be obligated to make a payment for the achievement of the same objective more than once, whether such objective is achieved by Company or licensee (i.e., only one payment will be made for acceptance of an NDA or equivalent registration and amount will be determined whether this milestone is achieved by Company or licensee per Sections 10(a) and 10(b)).

(c) The aggregate total payments to LLS under Section 7.2(b) and Sections 10(a) and (b), and notwithstanding any other provision of this Agreement to the contrary, shall be limited to two and one-half (2.5) times the total Funding actually received by Company from LLS under this Agreement.

(d) Royalty payments to LLS pursuant to this provision shall be determined on Net Sales and shall be paid on a quarterly basis as follows:

(i) As to royalty payments paid to Company by licensee, within [**] days following Company’s receipt of such payments from licensee.

(ii) As to royalty payments on Net Sales recorded directly by the Company’s sales of Product, within [**] days following the end of the quarter in which such Net Sales were recorded by Company.

(e) Company shall provide to LLS financial information adequate to establish and document the amounts payable to LLS pursuant to this Section 10, and shall permit an independent auditor selected by LLS and reasonably acceptable to Company, such approval not to be unreasonably withheld, to examine its financial records at LLS’s expense to verify the accuracy of the amount payable to LLS. Audits of such financial information shall be conducted no more frequently than [**] and shall take place at the location where such records are maintained by Company. The auditor will be required to agree in writing with Company to comply with confidentiality restrictions at least as stringent as those set forth in this Agreement, and to provide a non-confidential summary of the results of the audit to both Parties. In the event that any such examination shows an underreporting and underpayment of the greater than 5% (five percent) or $[**], then Company shall pay the cost of the examination as well as the difference that would have been payable to LLS had Company reported correctly, plus interest at a rate of [**] percent ([**]%) per annum, calculated from the date the correct payment was due to LLS. In the event that any such examination shows an underreporting or underpayment of less than 5% (five percent) and $[**] for any twelve (12) month period, then Company shall pay to LLS the difference that would have been payable to LLS had Company reported correctly with an interest charge of [**] percent ([**]%) per annum. In the event that either Party disputes the independent audit firm’s determination, the dispute shall be resolved pursuant to the provisions of Section 14 of this Agreement. The audit rights of LLS and the obligations of Company under this Section 10(d) shall immediately and automatically terminate, and be of no further force and effect, at such time as LLS has been paid aggregate total payments according to Section 10(c).

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11. Confidentiality.

11.1 Confidentiality Obligations. For a period of [**] years following the last disclosure by a Party of Confidential Information pursuant to this Agreement, the receiving Party agrees that it will maintain the confidentiality of and will not disclose to any third party, or use for any purpose other than as contemplated by this Agreement, any Confidential Information furnished to it by the disclosing Party, except as permitted herein. The receiving Party agrees that any dissemination of Confidential Information to its employees shall be limited to the extent reasonably possible and that the receiving Party shall take reasonable steps to instruct all persons to whom any Confidential Information is disclosed of the confidential nature of such information, the proprietary right of the disclosing Party therein, and the obligation of such person to maintain the confidentiality of such information during and after employment with the receiving Party. The receiving Party shall also take appropriate action to reasonably assure that any consultants, agents or independent contractors of the receiving Party who are hired or engaged by the receiving Party shall comply with the terms of this Section 11.

11.2 Exceptions to Non-Disclosure Obligation. In the event that the receiving Party is required or requested by law or government order to disclose any Confidential Information, the receiving Party will, to the extent permitted by law, (a) promptly notify the disclosing Party of any such request or requirement, and of the circumstances relating to such disclosure and the proposed scope thereof, so that the disclosing Party may seek an appropriate protective order or other appropriate protections, (b) provide reasonable assistance at the disclosing Party’s request so the disclosing Party may seek to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information, and (c) disclose only such Confidential Information as is minimally required to be disclosed provided that such disclosure is subject to applicable governmental or judicial protection available for like information.

12. Healthcare Compliance. The Parties specifically intend to comply with all applicable laws, rules and regulations, including (i) the federal anti-kickback statute (42 U.S.C. 1320a-7(b) and the related safe harbor regulations); and (ii) the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. 1395 (n)). Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; nor are any payments or contributions of free materials intended to induce illegal referrals of business. In the event that any part of this Agreement is determined to violate federal, state, or local laws, rules, or regulations, the Parties agree to negotiate in good faith revisions to the provision or provisions that are in violation. In the event the Parties are unable to agree to new or modified terms as required to bring the entire Agreement into compliance, either Party may terminate this Agreement immediately upon written notice to the other Party. The Parties shall comply with the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, and all applicable state, local and foreign privacy and other laws, rules and regulations.

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13. Debarment & Exclusion

13.1 Debarment. Company represents that Company is not debarred and that it does not knowingly use in any capacity, directly or indirectly, the services of any individual or entity which is debarred by the FDA pursuant to 21 U.S.C. Section 335a(a) or (b) for any of the services or research hereunder. Company will promptly disclose in writing to LLS if any individual or entity providing services hereunder is debarred or if any action, claim, investigation or legal or administrative proceeding is pending, threatened, (“debarment action”) relating to the debarment of Company or any individual/entity performing services upon notice of such debarment action. In the event of debarment or notice of debarment action, LLS shall have the right to terminate this agreement immediately upon written notice to Company, if such debarment event or notice cannot be cured or otherwise satisfactorily addressed within [**] days of its notification to LLS.

13.2 Exclusion. Company represents that it is not excluded and does not knowingly use in any capacity, directly or indirectly, the services of any individual or entity which is excluded by the Office of the Inspector General (OIG) pursuant to Social Security Act Sections 1128(a), (b) and (c) and/or 42 U.S.C. Section 1320a-7 for any of the services or research hereunder. Company will promptly disclose in writing to LLS if any individual or entity providing services hereunder is excluded or upon notice of an (“exclusion action”) or if any action, claim, investigation or legal or administrative proceeding is pending and or threatened. In the event of exclusion or notice of exclusion action LLS shall have the right to terminate this agreement immediately upon written notice Company, if such exclusion event or notice cannot be cured or otherwise satisfactorily addressed within [**] days of its notification to LLS.

14. Dispute Resolution.

14.1 Procedures Mandatory. The Parties agree that any claim or dispute arising out of or relating to this Agreement, other than breaches of confidentiality obligations, shall be resolved solely by means of the procedures set forth in this Section 14.

14.2 Negotiation. Any Party who wishes to make a claim arising out of or relating to this Agreement must notify the other Party in writing setting forth the claim together with a reasonable description of the facts and circumstances supporting such claim. The Parties have [**] days after receipt of the claim notice by the other Party to resolve the dispute informally.

14.3 Meeting of Senior Management. If the aforesaid [**] day period expires without resolution of the claim, either Party may request a meeting between senior management of the Parties to resolve the dispute and shall propose at least [**] different non-holiday (US or Canadian) weekdays (and times) within the [**] days after the request when such a meeting may take place, none to be sooner than [**] days after the request is received. If none of the times and dates proposed are acceptable to the other Party, that Party shall, not later than [**] days after receiving the request, counter-propose

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in writing at least [**] different non-holiday weekdays (and times) within the same period, none to be sooner than [**] days after the counter-proposal is received. The Party who made the initial request shall respond to any counter-proposed dates in writing not later than [**] days after receiving the counter-proposal. Such a meeting may be either by telephone or in person. If a meeting is agreed upon, the Parties must participate unless it is rescheduled by agreement.

14.4 Further proceedings:

14.4.1 The Party requesting the meeting may proceed to arbitration if the other Party has not agreed to a meeting or counter-proposed a meeting within [**] days after receiving the claiming Party’s request, or has failed to participate in an agreed meeting.

14.4.2 The Party receiving a request for a meeting may proceed to arbitration if the other Party has not agreed to a meeting within [**] days after receiving a counter-proposal, or has failed to participate in an agreed meeting.

14.4.3 Either Party may proceed to arbitration if a meeting takes place and the claim is not resolved.

14.5 Arbitration. Any Party entitled under Section 14.4 to proceed with arbitration may submit the claim or dispute to arbitration conducted by JAMS or any corporate successor of JAMS or, if unavailable, by the American Arbitration Association or any corporate successor of the American Arbitration Association, under the rules of such organization generally applicable to commercial disputes. The arbitration shall be conducted by an arbitrator with relevant experience in transactions comparable to the transactions contemplated by this Agreement. The arbitrator will be mutually agreed upon by LLS and Company and such arbitration shall be the exclusive means of proceeding further in the dispute resolution process. The arbitration shall be held in the County of New York in the State of New York. The arbitrator is authorized to award such injunctive and monetary relief as he, she or they believe(s) appropriate, subject to the limitation set forth in Section 16.4. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties. The arbitration shall otherwise be governed by the United States Arbitration Act, 9 U.S.C. Section 1 et seq. Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof.

14.6 Preservation of Rights Pending Resolution.

14.6.1 Performance to Continue. Each Party shall continue to perform its obligations under this Agreement pending final resolution of any claim or dispute arising out of or relating to this Agreement unless the Agreement is rightfully terminated or rescinded or if the nature of such claim or dispute precludes the ability of a Party to continue to perform its obligations under this Agreement which obligations relate to such claim or dispute.

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14.6.2 Provisional Remedies. Although the procedures specified in this Section are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement (other than disputes relating to breaches of confidentiality), either Party may seek a preliminary injunction or other preliminary relief to avoid irreparable harm or to preserve its rights pending resolution of these dispute resolution procedures.

14.7 Statute of Limitations. All applicable statutes of limitation and time-based defenses (such as estoppels and laches) concerning a claim subject to this dispute resolution process shall be tolled upon the sending of a notice of such claim as specified in Section 14.2 above, and such toll shall continue until the time [**] days after the date that the claimant becomes entitled to commence arbitration hereunder.

14.8 Failure to Comply With Dispute Resolution Process. Any Party may restart the dispute resolution process as to the same claim, but only after either [**] days have elapsed after the negotiation period set forth in Section 14.2 and no Party has requested a meeting under Section 14.3, or at least one Party becomes entitled to proceed to arbitration under Section 14.5. Upon rightful commencement of an arbitration concerning a claim, any newer dispute resolution process concerning that claim terminates.

15. Term and Termination.

15.1 Term. This Agreement shall commence on the Effective Date and shall remain in effect until the completion of the Milestones as detailed in Exhibit B (the “Term”), unless earlier terminated in accordance with the provisions of this Agreement.

15.2 Termination Rights.

(a) Company may terminate this Agreement at any time during the Term upon at least thirty (30) days written notice to LLS.

(b) If the Research Program is deemed unsuccessful due to preclinical toxicology or safety findings, or by not meeting its clinical endpoints for safety and/or efficacy during the Term of this Agreement, then Company shall have the right to terminate this Agreement upon written notice to LLS.

(c) LLS may terminate this Agreement as provided in Sections 13.1 and 13.2.

(d) Either Party may terminate this Agreement pursuant to Section 12 hereof.

(e) The Parties may terminate this Agreement by mutual agreement if the RAC, Company and LLS determine that there appears to be insurmountable obstacles at any Go/No-Go Decision Point (as defined in Exhibit B) requiring that the Research Program be terminated.

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(f) LLS may terminate this Agreement immediately, with no further payment obligations, if Company (a) files a petition in bankruptcy, reorganization or similar proceedings (and if filed against, such petition is not removed or dismissed within sixty (60) days), (b) discontinues its business, or (c) a receiver is appointed or there is an assignment for the benefit of Company’s creditors.

(g) In the event that (a) Company commits a material breach of its obligations under this Agreement, or (b) LLS commits a material breach of its obligations under this Agreement, including, without limitation, failure to pay any amount in full to Company hereunder when such amount is due and payable and, in either case, the breaching Party fails to cure that breach within [**] days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Agreement immediately upon written notice to the breaching Party. Notwithstanding the forgoing, if the nature of the breach cannot be cured within the aforementioned [**] day period and the breaching Party has made good faith efforts to cure such breach, then such cure period will automatically be extended by an additional [**] days unless the Parties agree on such other appropriate cure period.

15.3 Effect of Termination.

(a) In the event that (i) LLS terminates this Agreement for any reason other than pursuant to Section 15.2(f), (ii) Company terminates this Agreement pursuant to Section 15.2(g) upon a material breach by LLS of any of its obligations under this Agreement or Section 15(b), (iii) either Party terminates pursuant to Section 15.2(d), or (iv) the Parties terminate pursuant to Section 15.2(e), excluding payment for Milestone 1 if a No-Go decision is reached based on unsatisfactory toxicology data and or lack of FDA support for an IND filing, LLS shall compensate Company for the work it has completed up to the date of termination by paying Company (a) the balance of any Funding owed for each completed Milestone, and (b) the amount of any reasonable accrued costs and non-cancelable obligations directly related to the Research Program incurred by Company prior to the receipt of notice of termination, such payment to be made within [**] days following the verification of such amount; provided, however, such payment, together with all other Funding payments made pursuant to this Agreement, shall not exceed the total amount of Funding to be provided by LLS pursuant to Section 2 of this Agreement. Furthermore, in such event, all Funding provided by LLS shall be considered a non-repayable grant to Company, and the provisions of Sections 7.2 and 10 shall not survive under these specific circumstances, notwithstanding anything to the contrary set forth in this Agreement. Company shall provide such documentation of completed Milestones, accrued costs and non-cancelable commitments as LLS may reasonably request.

(b) In the event that LLS terminates this Agreement pursuant to Section 15.2(g), Company shall within [**] days of termination repay to LLS an amount equal to that portion of the Funding that LLS had paid to Company pursuant to this Agreement, net of any amounts previously paid by Company to LLS, provided, if Company challenges the justification for such termination, the matter shall be treated as a Dispute pursuant to Section 14 hereof. For clarification, Section 10 shall survive termination under these specific circumstances and Section 7.2 shall not survive termination.

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(c) In the event Company terminates this Agreement pursuant to Section 15.2(a), Company must perform in accordance with the applicable provisions of Section 7.2. For clarification, Section 10 shall survive termination under these specific circumstances.

15.4 Force Majeure. Neither Party will be responsible for delay resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, acts of terrorism, strike or riot, provided that the non-performing Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch when such causes are removed.

15.5 Survival. The following provisions shall survive the expiration or termination of this Agreement: Sections 2.2 (last sentence only), 2.6, 2.7 , 4.4, 6, 8, 9, 11, 14, 15.3, 16.1, 16.2, 16.4, 16.5, 16.6, 16.7, 16.8, 16.9, 16.10, 16.11, 16.12, 16.13, 16.14, 16.15 and 16.16 and all definitions applicable to those sections, except to the extent specified therein. In addition, upon expiration (or termination of this Agreement), Section 7.2 (except as provided in Section 15.3(c)) shall survive and, upon expiration or termination pursuant to Section 15.2(c) or 15.2(g), Section 10 shall survive (except as provided in Section 15.3(a)), each except to the extent specified therein.

16. General Provisions.

16.1 Indemnification. Company agrees to indemnify, hold harmless and defend, LLS and LLS directors, officers, representatives, employees and agents and their respective successors, heirs and assigns (each an “Indemnitee”) from and against any and all losses, expenses, liabilities, expenses and costs, including reasonable attorneys’ fees (collectively, “Losses”), to which any Indemnitee may become subject as a result of any claim, demand, suit or other proceeding by any third party (each, a “Claim”) arising directly or indirectly from, relating to, or resulting from Company’s gross negligence or willful misconduct with respect to (a) any research performed under this Agreement, including research undertaken by one or more investigators or subcontractors pursuant to one or more agreements between Company and its subcontractors and investigators, (b) any Product developed in whole or in part from such research, (c) any claim that the manufacture, use or sale of a Product infringes or misappropriates of the intellectual property of any third party, (d) any material breach of its representations, warranties, covenants or obligations under this Agreement and (e) the conduct of Company’s business or operations outside of the Research Program.

Notwithstanding the foregoing, Company shall have no obligations pursuant to this Agreement to defend any Indemnitee against any Claim or indemnify any Indemnitee from any Loss to the extent it arises from (a) LLS’s gross negligence or willful misconduct, (b) any material breach by LLS of its representations, warranties, covenants or obligations under this Agreement or (c) the conduct by LLS of its business or operations outside of the Research Program.

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16.2 Indemnification Procedures.

16.2.1 In the case of any Claim asserted against an Indemnitee, such Indemnitee shall (i) notify Company in writing as soon as it becomes aware of any Claim and shall permit Company (at the expense of Company) to assume defense of any Claim and (ii) cooperate fully with the legal representative chosen by Company, who shall be reasonably satisfactory to Indemnitee, provided that the failure of any Indemnitee to give notice as provided herein shall not relieve Company of its indemnification obligation hereunder except to the extent that such failure results in a lack of actual notice to Company and Company is materially prejudiced as a result of such failure to give notice.

16.2.2 Except with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed, Company shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnitee or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim.

16.2.3 If the Indemnitee in good faith determines, based upon the written advice of outside counsel, that the conduct of the defense of any Claim subject to indemnification under this Agreement or any proposed settlement of any such Claim by Company might be expected to affect adversely the Indemnitee’s tax status, reputation, the ability of the Indemnitee to conduct its business or fulfill its mission, the Indemnitee will have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to that portion of the Claim at the sole cost of Indemnitee (with counsel reasonably satisfactory to Company), provided that if the Indemnitee does so take over and assume control, the Indemnitee may not settle such Claim without the written consent of Company, such consent not to be unreasonably withheld or delayed.

16.3 Insurance.

16.3.1 Company represents and warrants that it has and will maintain during the Term liability insurance in an amount as is customarily carried by entities engaged in activities similar to those contemplated by this Agreement, but in no event, upon commencement of human trials, less than $[**] for a single occurrence and $[**] in the aggregate. Insufficient self-insurance coverage shall not relieve Company of its indemnification obligations under Section 16.1.

16.3.2 In addition to the liability insurance referred to in Section 16.3.1, Company has and will maintain during the Term workmen’s compensation and other insurance coverage in amounts appropriate to the conduct of Company’ business activities and the services and research contemplated by this Agreement and in conformance with applicable legal and regulatory requirements.

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16.3.3 Company shall add LLS as an additional insured to its insurance policies with respect to the Research Program prior to commencement of human trials and shall cause its insurance policies to provide for [**] days’ prior written notice to LLS by the insurance carrier of cancellation, expiration or modification of the insurance policy and will furnish to LLS certificates of insurance evidencing the foregoing [**] days prior to commencement of human trials.

16.4 Limitation on Liability. IT IS AGREED BY THE PARTIES THAT NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, ARISING OUT OF THIS AGREEMENT OR ITS SUBJECT MATTER.

16.5 Publicity; Use of Party’s Name Neither Party shall use the name of the other Party, its trademarks, service marks, logos, or the name of any principal investigator, or any employee or agent, for any press release, marketing, advertising, public relations or other purposes without the prior written consent of the other Party, except that either Party may use the name of each other, disclose the existence of this Agreement, and include a general description of the nature of the Research Program (for example, as set forth in Exhibit A and Exhibit B) in any descriptions on its website, in its research portfolio, fundraising activities and its reporting requirements, provided that the non-disclosing Party shall be provided a sufficient opportunity to review and comment on such disclosure, such comments to be reasonably incorporated by the disclosing Party. If Company successfully develops the Product in the Field utilizing information developed in whole or in part from the Research Program, then for a period not to exceed [**] months following the First Commercial Sale, Company shall acknowledge LLS’s financial contribution in any announcements or publications made by Company directly related to such event.

16.6 Relationship of Parties. The Parties do not intend this Agreement to create a legal partnership, joint venture, or agency relationship. There are no third party beneficiaries to this Agreement. The activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity and the Parties shall have a relationship of independent contractors with respect to each other. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

16.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without giving effect to its principles or rules of conflict of laws.

16.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall

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be deemed to be one and the same instrument. This Agreement may be executed and delivered by facsimile or electronic transmission, which shall be binding on the Party delivering a copy via facsimile or electronic transmission.

16.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

16.10 Assignment and Subcontracting. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that Company may assign this Agreement to an affiliate or to a successor in connection with the merger, consolidation, reorganization or sale of all or substantially all of Company’s assets or that portion of its assets or business to which this Agreement relates, so long as the affiliate or successor assumes in writing the obligations of this Agreement. Any assignment or attempted assignment in violation of this provision shall be null and void unless agreed upon in writing by both Parties.

16.11 Entire Agreement; Amendment and Waiver. This Agreement and all Exhibits attached hereto, constitute the entire agreement and understanding of the Parties with respect to the subject matter of the Agreement and supersedes any prior and contemporaneous understandings, proposals and agreements, whether written or oral, between the Parties relating to its subject matter (including the Letter of Intent). Any amendment, alteration or modification must be in writing and signed by the Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar. The RAC shall have no right to amend alter, modify or waive any provision of this Agreement.

16.12 Notice. Any notice required or permitted to be given hereunder shall be deemed given: when personally delivered; upon confirmed receipt of electronic delivery by email or facsimile; upon receipt by delivery by recognized overnight delivery service; or five (5) days after being deposited in the mail, with postage prepaid for certified mail, return receipt requested, addressed as follows:

COMPANY

Address:	4 Maguire Road, Lexington, MA 02421

Senior Management:	Michael Gray; Chief Operating Officer and Chief Financial Officer	617-503-6632, mgray@curis.com

For Legal Issues:	Nancy Soohoo; General Counsel	617-503-6635, nsoohoo@curis.com

For Legal Issues, with a copy to:	Cooley LLP Attention: Jane Adams	(858) 550-6015 jadams@cooley.com

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THE LEUKEMIA & LYMPHOMA SOCIETY

Address:	1311 Mamaroneck Ave, Suite 310, White Plains, New York 10605

Senior Management:	Richard Winneker, PhD; Senior VP, Research	914-821-8310, richard.winneker@lls.org

For Legal Issues:	James Nangle; Chief Financial Officer	914-821-8824, jimmy.nangle@lls.org

For Legal Issues, with copy to:	Holland & Knight, LLP Attention: Neal N. Beaton	31 West 52nd Street, New York NY 10019 neal.beaton@hklaw.com or, in each case, to such other address or facsimile number or to the attention of such other person as may be specified in writing by such Party to the other Party.

16.13 Severability. If any provision of this Agreement is inoperative or unenforceable for any reason in any jurisdiction, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

16.14 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

16.15 Construction of this Agreement. In any construction of this Agreement, the Agreement shall not be construed against any Party based upon the identity of the drafter of the Agreement or any provision of it.

16.16 Further Assurances. Each Party agrees to execute all such further instruments and documents and take all such further actions as the other Party may reasonably require in order to effectuate the terms hereof.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CURIS, INC.

By:	/s/ Michael P. Gray

Print Name:	Michael P. Gray

Title:	Chief Operating and Chief Financial Officer

THE LEUKEMIA & LYMPHOMA SOCIETY

By:	/s/ James T. Nangle

Name:	James T. Nangle

Title:	Chief Financial Officer

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EXHIBIT A

Company Proposal

Therapy Acceleration Program Biotechnology Accelerator Project Proposal Form

Instructions:

Complete this form in it entirety using the accompanying Guidelines and Instructions document. Failure to provide information may delay the review of the project proposal.

PRIMARY CONTACT INFORMATION
Last Name [**]	First Name [**]	Degree ☐ MD ☒ PhD ☐ Other
Title/Role [**]

Company Name Curis, Inc.	Department / Group General & Administrative

Street Address 4 Maguire Road

City Lexington	State MA	Zip 02421	Country USA

Phone [**]	Fax [**]	Alternate Phone [**]

E-mail Address [**]	Website www.curis.com

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Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

PROJECT OVERVIEW

Project Title

First-in-Human Studies of CUDC-907, a PI3K and HDAC Inhibitor, in Patients with B Cell Lymphoma and Myeloma

Project Descriptors

Disease Diagnostic Group

☒ Lymphoma	☐ Leukemia	☒ Myeloma	☐ Other	Not Assignable

Specific Disease (if assignable)

B-cell lymphoma and myeloma in Phase 1a, with expansion to Phase Ib/IIa in diffuse large B cell lymphoma, multiple myeloma and/or another B cell Non-Hodgkin’s lymphoma as clinically indicated

Technology

☒ Small Molecule Therapeutic	☐ Biological Therapeutics	☐ Device/Diagnostic

☐ Delivery Technology	☐ Medical Device	☐ Other

Current Stage of Project

Pre-IND stage (efficacy and mechanism package completed, currently undergoing IND-enabling GLP safety studies and GMP manufacture of Drug Substance for Drug Product Production)

Target / Pathway / Mechanism of Action

PI3K and HDAC inhibitor designed to achieve cancer signaling network disruption in standard-of-care resistant cancer

Total Funding Requested and Timeframe

$US 4 million. This represents 50% of our $8 million in projected direct clinical costs for the development of CUDC-907 through Phase Ib or Phase IIa as discussed below.

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Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

Summary: (please do not exceed the space provided)

We are seeking TAP sponsored research funding for the early clinical development of CUDC-907, a small organic molecule designed to inhibit two clinically validated cancer targets, histone deacetylase (HDAC) and phosphatidylinositol 3-kinase (PI3K) to achieve cancer signaling network disruption in standard-of-care resistant hematological malignancies, specifically diffuse large B cell lymphoma (DLBCL) and multiple myeloma (MM).

DLBCL is the most common type of lymphoma in adults with approximately 18,000 new cases annually in the US, accounting for 30% to 35% of cases of non-Hodgkin lymphoma. Although DLBCL is potentially curable with CHOP plus rituximab or similar combination immunochemo-therapy regimens, high risk patients and relapsed patients ineligible for stem cell transplantation have limited treatment options, and the disease proves fatal in approximately 50% of patients.

MM is the second most common hematopoietic malignancy. According to the American Cancer Society, about 20,500 Americans are diagnosed with MM annually and approximately 10,600 will die from it in 2011. While there are a number of treatment options, such as bortezomib and lenalidomide, the quality and duration of response decline with each recurrent treatment. Roughly half of all MM patients eventually die from the disease, highlighting a need for additional treatment options for resistant or relapsed patients.

Curis believes based on preclinical efficacy data that the network-targeted drug candidate CUDC-907 may have broader therapeutic utility than the clinically validated PI3K-delta-specific inhibitor CAL-101 and better activity than known pan-PI3K inhibitors being evaluated in solid tumor indications or the known HDAC inhibitor vorinostat, as evidenced by CUDC-907’s greater potency and ability to durably downregulate the key PI3K effector pAkt. CUDC-907 may also be better tolerated than combinations of PI3K and HDAC inhibitors, and if successfully developed, may provide for a significant reduction in cancer therapy costs since it would replace two separate targeted, patent-protected cancer drugs with a single branded molecule.

CUDC-907 was [**] following [**]. It was [**] after [**]. Enzymatic assays indicate that CUDC-907 potently inhibits Class I PI3K subtypes and Class I and II HDAC subtypes.

IND-preparatory studies are under way and an IND filing for CUDC-907 is planned for [**], followed by initiation of a Phase Ia trial in patients with lymphoma or myeloma to assess the drug’s safety and tolerability (in a standard 3+3 design, with approximately 25 patients enrolled at [**] sites). Assuming the decision is made to proceed into Phase Ib/IIa, [**].

The total budget required for the development of CUDC-907 from December 2011 through the end of Phase Ib/IIa is projected to be approximately $US 8 million and Curis is applying for TAP sponsored research funding of $US 4 million from LLS.

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Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

PROJECT PLAN AND BUDGET

Project Title

First-in-Human Studies of CUDC-907, a PI3K and HDAC Inhibitor, in Patients with B Cell Lymphoma and Myeloma

Project Plan (maximum 10 pages)

Rationale for a Dual Pi3K/HDAC Inhibitor

HDAC as a target in hematological malignancies

Histone deacetylases (HDACs) remove acetyl groups from histone and non-histone proteins, thereby playing an important role in the regulation of cancer gene expression (hyperacetylated chromatin is transcriptionally active, while hypoacetylated chromatin is silent) and determining the stability of proteins important in cancer (reviewed in 1,2,3). As a consequence, histone deacetylase (HDAC) inhibition induces multi-node epigenetic modifications of cancer signaling networks. We and others have demonstrated that HDAC inhibition can lead to the decreased expression and activation of receptor tyrosine kinases, negative regulation of PI3K/Akt, STAT and MAPK pathway signaling molecules as well as induction of cell cycle arrest and apoptosis (4-6, and in house data). Some examples are the inhibition of the oncogenes STAT3 (4 and Figure 1), stabilization of the tumor suppressor gene p53 (5 and Figure 1) or induction of the cell cycle repressor p21 (6).The HDAC inhibitors vorinostat and romidepsin are approved by the Food and Drug Administration for the treatment of cutaneous T cell lymphoma and peripheral T-cell lymphoma (7,8), and clinical activity of HDAC inhibitors has also been observed in Hodgkin’s lymphoma (9,10,11), diffuse large B cell lymphoma (12), multiple myeloma (13-16) and acute myeloid leukemia (17).

Also of relevance for a dual HDAC-kinase inhibitor, the ability of HDAC inhibitors to resensitize cancer cells that have become resistant to kinase inhibitors is well established (18,19,20) and there is an extensive body of evidence indicating that HDAC inhibitors will be most useful when used in combination with other targeted or cytotoxic anticancer agents (reviewed in 21).

PI3K as a target in hematological malignancies

The Class I phosphoinositide 3-kinase (PI3K) family of enzymes consists of four closely related isoforms (p110a, p110b, p110g, and p110d) that generate phospholipid second messengers and integrate signals from multiple receptor tyrosine kinases to govern cell proliferation, survival, migration, proliferation, apoptosis, neovascularization, and metastasis (reviewed in 22-24). The potential oncogenicity of PI 3-kinases was revealed by the occurrence of gain-of-function mutations in PIK3CA, the gene coding for the catalytic subunit p110a (25), which occur with great frequency in many solid tumor types (26).

Recent data suggest, however, that in addition to the mutational path to oncogenicity, overexpression as seen with p110b, g and d may contribute to cellular transformation, too (27).

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These two paths define the critical parameters of p110 isoforms as targets for therapeutic intervention, and two examples of the latter mechanism have recently been biologically and clinically validated, the use of the delta-specific PI3K inhibitor CAL-101 in B-cell malignancies (28-30), and the use of a pan-PI3K/PLK-1 (polo-like kinase) inhibitor rigosertib (ON 01910.Na) in myelodysplastic syndromes (31).

One mechanism for constitutive PI3K activation is the loss or reduction in levels of the tumor suppressor PTEN, which degrades phospholipid and negatively regulates PI3K signaling (22-24). PTEN abnormalities have been described in the majority of acute leukemias and non-Hodgkin’s lymphomas (NHL) analyzed (32). PTEN levels and those of the PI3K effector phosphorylated Akt (pAkt; reviewed in 33), a key molecule in controlling diverse downstream signal transduction cascades that play a central role in tumor cell proliferation and survival, were inversely correlated in most of the examined samples.

Related to this observation, high pAkt levels have been shown to be correlated with poor clinical outcome in hematological malignancies (32), including diffuse large B cell lymphoma (34), acute myeloid leukemia (35) and multiple myeloma (36).

While it is unclear what levels of PI3K expression lead to oncogenic transformation in human hematological cells in vivo, the pathway is active in various hematological lineages, with the a, b and g isoforms being expressed ubiquitously and the d isoform being limited to B cell lineages (22-24). Accordingly, these isoforms have been shown to be co-expressed in hematological cancers (37) and PI3K inhibitors have been confirmed to induce apoptosis in these cancer cells.

Interestingly, it has also been reported that persistent inhibition of one PI3K isoform can allow the remaining isoform(s) to couple to upstream signaling pathways in which they are not normally engaged so as to sustain cell proliferation and survival. This occurs even upon removal of >90% of p85-associated PI3K activity (38), suggesting that targeting of all class I PI3Ks may be essential to produce maximal inhibition of cell proliferation and/or to induce apoptosis in many cases.

Eliminating PI3K activity might be difficult to achieve in a sustained manner using single targeted ATP-competitive PI3K inhibitors, possibly requiring the combined blockade of additional signaling pathways to achieve a significant impact in hematological cancer therapy.

Evidence of synergy between HDAC and PI3K inhibition

Internally generated (39) and published data (40) demonstrate that PI3K inhibitors have synergistic interaction with HDAC inhibitors in cancer cells, and examples of the potential therapeutic utility of this approach in hematological malignancies are starting to emerge (41,42).

Additionally, cancers often respond to single-agent targeted therapies with rapid emergence of resistance via mutation, activation of a multitude of compensatory pathways and/or the release of negative feedback loops (Figure 1A), resulting in the activation of the RAS/RAF/MEK/MAPK and PI3K/AKT/mTor pathways, necessitating combination approaches with agents whose activities synergize (reviewed in 41,42) to overcome these compensatory mechanisms, as has been observed with the simultaneous targeting of PI3K and HDAC (Figure 1B). Curis believes that targeting these two pathways could provide a major improvement in outcomes for patients with hematologic cancers who experience primary or acquired resistance to standard-of-care agents.

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Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

Figure 1. An HDAC/PI3K Inhibitor May Potentially Overcome the Limitations of Traditional Targeted Agents such as Receptor Tyrosine Kinase, Raf, MEK or PI3K/mTOR Inhibitors

Since combination therapies comprising two or more targeted agents have often been hampered by cumulative dose limiting toxicities, mismatched pharmacological properties and/or the costs associated with simultaneous use of two branded agents, a discovery program for the identification of a dual small molecule PI3K/HDAC inhibitor was initiated early in 2010.

Preclinical Characterization of CUDC-907

Identification and Medicinal Chemistry Campaign

CUDC-907 was derived from an extensive medicinal chemistry campaign using a structure-based rational drug design approach. By incorporating an HDAC inhibitory functional group, a hydroxamic acid, into the pharmacophores of PI3K inhibitors with various spacers, we effectively designed and synthesized approximately [**] novel compounds comprising three prototypes of PI3K inhibitors. Among them, over [**] compounds met our initial requirements for activity (IC50: HDAC inhibition <[**]; PI3K inhibition <[**]). Further lead optimization focused on ADME (absorption, distribution, metabolism, and excretion), especially improvement in oral bioavailability, in vitro potency, in vivo efficacy, selectivity and toxicity, and led to the discovery of CUDC-907, which was selected as development candidate in January of 2011 based on its overall safety-activity profile. It can be reproducibly synthesized at acceptable yields and scales, and is sufficiently orally bioavailable for administration in rodent models. If needed, promising backup compounds are available for further characterization.

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Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

In Vitro and Mechanistic Characterization

CUDC-907 is a novel, orally bioavailable, network-targeted small molecule (molecular weight approximately [**]) designed to selectively and potently inhibit HDAC and PI3K (Tables 1 and 2, and reference 39). In enzyme assays comparing it to known PI3K inhibitors, CUDC-907 is more potent than CAL-101 and less potent than GDC-0941 and BEZ235. It is roughly equipotent with the HDAC comparator LBH-589 and several-fold more potent than SAHA.

Table 1. CUDC-907 Displays Potent Class I PI3K Inhibition and Inhibition of known PI3Ka mutations (IC50s in nM; NA, no activity; ND, not determined)

Compound	PI3Ka	PI3Kb	PI3Kg	PI3Kd	PI3Ka H1047R	PI3Ka E545K
Vorinostat/SAHA	NA	NA	NA	NA	NA	NA
GDC-0941	8	31	55	4	12	4.4
BEZ235	3	ND	7	11	ND	ND
Cal-101	354	108	31	18	1641	565
CUDC-907	19	54	311	39	73	62

Table 2. CUDC-907 is a Potent Class I and II HDAC Inhibitor (IC50s in nM)

Class		I				II						IV
HDACs		HDAC1	HDAC2	HDAC3	HDAC8	HDAC4	HDAC5	HDAC6	HDAC7	HDAC9	HDAC10	HDAC11
Compound	SAHA	42.5	156	33.1	113	NA	NA	21.6	NA	NA	68.4	51.3
	LBH-589	1.4	6.8	1.5	26.7	196	124	8.2	1864	922	2.1	1.6
	CUDC-907	1.7	5.0	1.8	191	409	674	27	426	554	2.8	5.4

In line with its intended activity and network-targeted properties, CUDC-907 inhibits markers of HDAC and PI3K inhibition (Figure 2A, reference 39 and data not shown). For instance, CUDC-907 induces acetylation of histone 3 and the non-histone proteins tubulin and p53 in lymphoma cells, presumably due to its HDAC inhibitory activity. As a consequence, the tumor suppressor protein p53 is stabilized (Figure 2A, top half). In the same cells, the PI3K effector phospho-Akt and downstream proteins p4EBP-1 and survivin are downregulated early by the PI3K inhibitory moiety of the molecule (data not shown) and remain inhibited by both inhibitory activities after prolonged exposure (Figure 2B, lower half), which is not the case with the pan-PI3K inhibitor GDC-0941 or the HDAC inhibitors LBH-589 (panobinostat) or SAHA (vorinostat).

Compensatory pathways often utilized in hematological cancer cells are also inhibited by CUDC-907. For instance, CUDC-907 treatment of myeloma cells reduces the levels of phospho-Src and phospho-STAT3 to a greater extent than do GDC-0941, LBH-589 or SAHA. Both Src and STAT3 activation have been implicated in the emergence of resistance to standard of care (SoC) agents (22-24).

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Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

Figure 2. CUDC-907 Inhibits Targets and Compensatory Pathways in Hematological Tumors

As a consequence of its dual molecular activity and network-targeted mechanism, CUDC-907 is a potent inhibitor of cell proliferation in a variety of hematological cancer cells (Table 3), including cell lines resistant to SoC agents, cell lines with KRAS mutations, Flt3 amplification and PTEN null status (Table 3, last column). It outperforms both the combination of SAHA plus GDC-0941 and the PI3Kd-specific investigational inhibitor CAL-101 in all cell lines tested.

Mechanistic studies indicate that CUDC-907 inhibits PI3K signaling more durably than GDC-0941, as evidenced by prolonged duration of decreased phospho-Akt levels by an in-cell Western experiment (Figure 3), presumably as a result of the HDAC epigenetic inhibitory effect. While the PI3K inhibitor GDC-0491 is initially more potent than CUDC-907 in reducing pAKT after a one hour treatment (upper panel), CUDC-907 durably and strongly inhibits pAKT at the later time point, too. This increase in PI3K pathway inhibitory activity at the later time point is likely the result of the combination of the dual-targeted activity of CUDC-907, as the HDAC inhibitors SAHA and LBH-589 also inhibit pAKT to a lesser than CUDC-907 (Figure 3).

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Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

Table 3: The anti-proliferative and apoptotic activity of CUDC-907 in a cell-based assay and comparators is improved a hundred fold compared to prototype comparators (IC50s in uM). Cell lines representing targeted Phase Ia populations indicated in yellow.

Cancer Type	Cell Line	IC50 (uM)					Known mutations
		SAHA	GDC-0941	SAHA + GDC-0941	CUDC-907	CAL-101
B cell lymphoma	Granta 519 (MCL)	3.02	>20	0.59	0.007	>20
	DOHH2 (Follicular)	0.57	0.025	0.013	0.001	0.055	p16INK4
	RL (DLBCL)	0.94	1.34	0.15	0.002	>20	p53
	Pfeiffer (DLBCL)	2.73	0.55	0.37	0.004	ND
	SuDHL4 (DLBCL)	1.15	0.45	0.25	0.003	9.73
	Daudi (Burkitt’s)	1.23	>20	0.89	0.015	>20	p53
	Raji (Burkitt’s)	3.56	>20	3.9	0.009	>20	p53
T cell lymphoma	HH	0.18	0.18	0.13	0.001	5.13	p53
	MJ	0.87	>20	0.98	0.005	>20
	HuT78	0.089	0.15	0.047	0.001	3.76
Myeloma	RPMI8226	1.01	>20	0.69	0.002	>20	p53, k-Ras, EGFRT751I
	OPM-2	0.43	0.05	0.11	0.001	ND	PTEN
	ARH77	1.42	14.79	0.83	0.005	ND	p53
AML	HL60	0.42	1.39	0.19	0.002	>20	p16INK4, P53, N-Ras
	U937	0.81	0.97	0.29	0.002	ND
	THP-1	1.12	3.39	0.38	0.016	ND	p16INK4, P53, N-Ras
	MV-4-11	0.23	1.39	0.18	0.0004	ND	Flt3
ALL	MOLT 4	0.31	0.29	0.13	0.001	13.49	PTEN, PIK3R1, p16INK4, p53, Nras
	SUP-B15	0.44	7.61	0.28	0.0007	ND
CML	K562	1.48	7.85	0.89	0.031	ND	Bcr-Abl, p16INK4, P53
	MEG-01	2.79	>20	2.5	0.006	ND	p53
Mouse leukemia	L1210	0.87	7.1	0.68	0.002	ND
	P388 D1	0.97	6.64	0.64	0.005	ND

Figure 3. CUDC-907 Reduces the PI3K Effector and Survival Factor pAkt Rapidly and Durably

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Clinical activity in hematological cancers is thought to be correlated with the ability of a treatment to induce apoptosis in the cancerous cells, so studies to investigate the pro-apoptotic potential [**].

[**]

With respect to CUDC-907’s effect on the cell cycle, consistent with reports that HDAC inhibitors can cause cell cycle arrest, CUDC-907 and another HDAC inhibitor tested, LBH-589, reduce the proportion of G0/1 cells in growing cancer cells, so that cells at the G2/M transition accumulate (Figure 5), which is not observed with the PI3K inhibitors GDC-0941 and BEZ-235.

Figure 5. CUDC-907 Induces G2/M Cell Cycle Arrest in RPMI-8226 Multiple Myeloma Cells

In summary, CUDC-907’s in vitro profile is consistent with its proposed synergistic mechanism of network disruption of non-overlapping cancer signaling pathways.

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In Vivo Characterization

Excellent preclinical activity was also demonstrated in a number of murine xenograft models (Figures 6 and 7, and reference 39). For instance, oral administration of CUDC-907 significantly inhibits tumor growth in the Daudi model of Non-Hodgkin’s lymphoma in a dose-dependent manner at all doses tested, with 25 mg/kg being the minimally efficacious dose (MED) and 100 mg/kg being the maximally tolerated dose (MTD) in mice. The measured plasma level of CUDC-907 in the MTD group is 16-fold greater than that of the MED group, and seven-fold greater than that of the medium (50 mg/kg) dose cohort, indicating a sufficient safety window between MED and MTD (see also reference 45). In the high dose (100 mg/kg), tumor stasis is observed in this model (Figure 6A).

CUDC-907 also achieves better efficacy than GDC-941, SAHA or a combination of the two agents at their respective Maximally Tolerated Doses (MTDs) for combination administration (Figure 6B and reference 39).

Figure 6. CUDC-907 Inhibits Tumor Growth in the Daudi NHL Model

CUDC-907 was tested in additional hematological cancer models. It causes stasis in the SU-DHL4 DLBCL model (Figure 7A), and significant tumor growth inhibition in the PTEN-null OPM2 MM model and the MV-4-11 model of acute myeloid leukemia (Figure 7B and C, respectively) after oral administration.

In all efficacy studies conducted, the average body weight drop in treated animals was less than 5%.

Figure 7. CUDC-907 Inhibits Tumor Growth in the Su-DHL4, OPM2 and MV-4-11 Models

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CUDC-907 also displays target inhibition and suppression of various signaling nodes analyzed in pharmacodynamic studies in in vivo xenograft models (39).

Safety Profile

[**].

Summarizing the preclinical activity and safety data, Curis believes that CUDC-907 inhibits the two essential non-overlapping PI3K and HDAC pathways synergistically without the cumulative toxicity of two drugs administered in combination, and that it represents a promising clinical candidate with therapeutic potential in hematological malignancies.

Choice of Indications

[**]

[**]

As illustrated in Table 4, based on this analysis, there appears to be particularly strong rationale to test CUDC-907 in first-in-human studies in patients with DLBCL and MM, and synergy between either an HDAC inhibitor (46-48) with some of the SoC agents for the treatment of these two indications has been described.

In order to facilitate fast enrollment during the dose escalation phase of the study and to potentially provide an opportunity to observe biological activity in lymphoma types in which HDAC and/or PI3K inhibitors have not yet been extensively studied, Curis proposes to accept patients with all types of B cell Non-Hodgkin’s lymphoma or multiple myeloma that have not responded or become resistant to traditional therapies into the Phase Ia study. If activity in additional types of B cell lymphoma can be established, Curis may open the expansion phase of the study to patients with one or two additional indications.

B-Cell Non-Hodgkin’s Lymphoma and Diffuse Large B Cell Lymphoma

Incidence

The American Cancer Society estimates that there will be approximately 76,000 cases of NHL diagnosed in the United States in 2011 and over 19,000 deaths. B-cell lymphomas account for 85-90% of NHL cases, often presenting as incurable disease.

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DLBCL is the most common type of aggressive lymphoma in adults with approximately 18,000 new cases annually in the US, accounting for 30% to 35% of cases of non-Hodgkin lymphoma. It is also the most common subtype of NHL in adolescents and young adults.

Standard of Care and Medical Need

While DLBCL is potentially curable with CHOP (cyclophosphamide, hydroxyl-doxorubicin, Oncovin = vincristine and prednisone), R-CHOP (CHOP plus Rituxan) or similar combination chemotherapy or chemoimmunotherapy, treatment-associated adverse effects often include nausea, vomiting, mouth sores, changed taste sensation, fatigue, hair loss, peripheral neuropathy, neutropenia, thrombocytopenia and anaemia. Reactions to Rituxan specifically resemble an allergic reaction and may include fever, chills, swelling of the mouth or throat, headache or body ache, low blood pressure, itching and dizziness.

Patients with high risk disease, as defined by the International Prognostic Index (IPI), as well as those with relapsed disease, are often offered autologous stem cell transplantation. It is important to note that patients with DLBCL who relapse after autologous transplantation and patients who fail to respond/relapse after initial therapy and are ineligible for stem cell transplantation, have few treatment options. Overall, the disease proves fatal in approximately 50% of patients, highlighting the need for additional treatment options.

Table 4: Indication Grid and Rationale for the Development of CUDC-907 in DLBCL and MM

Cancer Type	Subtype	Incidence	HDACi clinical activity	CAL-101 clinical activity	PI3K overexpression or tumor addiction to PI3K			CUDC- 907 in vivo efficacy
					PI3K delta addiction	PTEN loss or reduction	Constitutive Akt or level correlated with outcome
Hodgkin’s lymphoma		8,800	+
B cell NHL[20] 85-90% of all NHL (56,000 -59,000 new cases annually)	Follicular lymphoma	20-25 % of NHL		+	+	+	+
	Small lymphocytic lymphoma	6-7%			+		+
	Marginal zone lymphoma	2-4%			+		+
	Mantle cell lymphoma	4-8%		+	+		+	+
	Diffuse large B cell lymphoma	30-40%	+	-	+		+	+
	Burkitt’s lymphoma	less than 1%			+		+	+
	Precursor B-lymphoblastic lymphoma	2%			+		+
T cell NHL (10-15 % of all NHL, 7,000 - 10,000 new cases)	Mycosis fungoides	1,000-3,000
	Angioimmuno-blastic T cell lymphoma	4-6% of NHL
	Anaplastic large cell lymphoma	600
	Precursor T lymphoblastic lymphoma	2-3% of adult NHL 10-20% in children						+
	Cutaneous T cell lymphoma	1,500	+
Multiple myeloma		15,000	+		+			+
Acute myeloid leukemia		13,000	+			+		+
Acute lymphocytic leukemia	Adult ALL	5,300				+
	Childhood ALL	2,900
Chronic myeloid leukemia		5,200
Chronic lymphocytic leukemia		15,000		+

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Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

Multiple Myeloma

Incidence

MM is the second most common hematopoietic malignancy, after the non-Hodkin’s lymphomas. According to the American Cancer Society, about 20,500 Americans are diagnosed with MM annually and approximately 10,600 will die from it in 2011.

Standard of Care and Medical Need

The choice of treatment for patients with MM depends on a number of parameters, including the stage of the cancer, the patient’s age, comorbidities and feasibility of an autologous stem cell transplant. Patients who are candidates for a stem cell transplant often forego pharmacological treatment for as long as they remain cancer free after the procedure.

Pharmacological treatment options include lenalidomide, an immunomodulatory agent which works by unknown mechanisms; bortezomib, a proteasome inhibitor; thalidomide; glucocorticoids, and cytotoxic agents such as melphalan and cyclophosphamide. While each of these agents are effective and a variety of combinations have been explored, all carry potential risks, such as the risk of low platelet and white blood cell counts and peripheral nerve damage with lenalidomide; nausea, vomiting, fatigue, diarrhea, constipation, decreased platelet count, fever, peripheral neuropathy, and decreased appetite with bortezomib; and fatigue, serious constipation and nerve damage with thalidomide:

Despite recent advances in chemotherapy, transplant procedures and targeted treatments, the quality and duration of response decline with each recurrent treatment, and a need for additional treatment options for resistant or relapsed patients exists.

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Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

Development Plan

Pending the successful completion of ongoing formulation and preclinical development work, Curis expects to file an investigational new drug application (IND) for CUDC-907 with FDA early in the second quarter of 2012 to evaluate an oral formulation of CUDC-907 in hematological cancers. We plan to initially evaluate CUDC-907 in patients with B cell lymphoma and myeloma.

Phase Ia

Curis plans to initiate a Phase I clinical trial of CUDC-907 monotherapy during the second quarter of 2012. The first part of the study (Phase Ia) will be an open-label, multi-center (3 sites) dose-escalation trial evaluating the safety and tolerability of CUDC-907 as a single agent administered daily by mouth. Objectives will be to determine the maximum tolerated dose (MTD), dose-limiting toxicities (DLT), and pharmacokinetic parameters of CUDC-907. Approximately 25 patients suffering from advanced diffuse large B-cell lymphoma or multiple myeloma refractory to standard therapies will be enrolled in the trial. A cohort of 3 patients will be enrolled at each dose-level, with an additional 3 patients (total of 6) enrolled if a dose-limiting toxicity is observed in one of the initial three patients. If a second patient at any dose level experiences a DLT, the MTD will have been exceeded and an additional 3 patients will be enrolled at the next lowest dose level. If a patient does not complete the first cycle of therapy the patient is not considered evaluable in the determination of DLTs or the MTD, and will be replaced. An additional 3 patients (for a total of 6) will be treated at the MTD for confirmation.

Phase Ib or IIa

Following determination of an MTD for CUDC-907 and the completion of ongoing preclinical experiments, Curis intends to expand the clinical program for CUDC-907. Depending on the data generated in the Phase I and preclinical studies, Curis may initiate either a Phase Ib or a Phase IIa trial. In either case, the objectives of the study will be to further assess the safety profile, pharmacokinetics and pharmacodynamics of CUDC-907 at the MTD, and to make a preliminary assessment of anti-tumor activity and clinical response in patients with these cancers.

Either study would be designed to enroll up to approximately 50 patients and include assessments of biomarkers indicative of HDAC and PI3K inhibition in order to confirm that CUDC-907 produces a pharmacologic effect on the targets. If the Phase Ia data related to the clinical activity of CUDC-907 suggest that patients with other hematologic cancers (DLBCL, MM and one or two additional cancer types) may benefit from CUDC-907, we will likely pursue a Phase Ib approach. A Phase IIa study, on the other hand, would likely focus on patients with only one or two hematological cancers, most likely DLBCL and/or MM, wherever activity has been observed. The combination of initial evidence of activity in one or more of these indications and evidence of pharmacologic effects (biomarker data) will be enabling data for continued clinical evaluation of CUDC-907 beyond Phase Ib/IIa.

Following the conclusion of the Phase Ib or Phase IIa study, Curis will evaluate the data with its clinical investigators and advisors. If [**], Curis [**]. Any [**].

Curis [**].

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Alternative Development Path

[**] the [**], Curis [**], if [**], but [**].

Curis has demonstrated its ability to progress targeted agents through early stages of clinical development, including its Phase Ib program CUDC-101, and to enter into productive partnerships, including its agreements with Genentech and Debiopharm around vismodegib and Debio 0932, respectively. Relevant experience by Curis employees and advisors is summarized in the table included in the Corporate Information section.

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Timelines & Milestones

CUDC-907 is currently undergoing IND-preparatory studies. Curis anticipates that an IND filing (milestone 1) for CUDC-907 will occur in the second quarter of 2012, followed by a Phase I study initiation later in the [**] (Phase Ia FPI, second milestone). According to the development plan, the Phase Ia study is scheduled to last approximately [**], followed by a [**] decision the [**]. Assuming that the development team’s [**], we envision commencing with [**]. The [**] is approximately [**], followed by a [**] in the [**].

In summary, and as illustrated in the Gantt chart below, Curis anticipates the following activities to occur at the following times:

• [**]	• [**]
• [**]	• [**]
• [**]	• [**]
• [**]	• [**]

Milestones and timelines are estimates and will be finalized in the definitive agreement.

[**]

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Budget (please provide a budget for each phase or stage of the project, replicate page as needed)

Stage or Phase [**]
Start Date: [**]	End Date: [**]

	Justification	Funding Request	Other Funding (internal or external)	Total budget
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Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

Stage or Phase [**]
Start Date: [**]	End Date: [**]

	Justification	Funding Request	Other Funding (internal or external)	Total budget
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Budget Justification

We are proposing a collaboration and corresponding budget that we believe is reasonably robust and in which we contribute 50% of the direct clinical costs, in addition to costs not included in this budget such as ongoing research on the molecule and overhead costs that would normally be charged to such programs and represent a real incremental cost to Curis. Key budgetary assumptions are below:

•	Personnel costs of $[**] include an allocation of time for each of:

•	[**];

•	[**];

•	[**];

•	[**];

•	[**]

•	[**]:

	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
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•	Insurance costs of $[**] for product liability and transit coverage for drug product are based on actual August 2011 renewals, allocated at [**]% and assumes an annual increase of [**]%.

•	[**].

•	[**].

•	The Phase I trial costs of $[**] include the following assumptions:

[**]

•	The Phase Ib/IIa trial costs of $[**] include the following assumptions:

[**]

•	The following items have been excluded from the budget:

[**]

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COMPANY INFORMATION

Senior Management

Name	Job Title
Daniel R. Passeri	President & Chief Executive Officer
Michael P. Gray	Chief Operating and Chief Financial Officer
Mark Noel	Vice President
Changgeng Qian, Ph.D.	Senior Vice President
[**]	[**]
[**]	[**]

Note: Curis is currently searching for a Chief Medical Officer. In the interim, Dr. Pienta, Chair of our Clinical Advisory Board, is advising Curis in an interim CMO capacity. Existing clinical staff and certain consultants will ensure continuity of CUDC-907 during this transition.

Management biographies:

Dan Passeri. Mr. Passeri has served as our President and Chief Executive Officer and as a director since September 2001. From November 2000 to September 2001, Mr. Passeri served as Senior Vice President, Corporate Development and Strategic Planning of the Company. From March 1997 to November 2000, Mr. Passeri was employed by GeneLogic Inc., most recently as Senior Vice President, Corporate Development and Strategic Planning. From February 1995 to March 1997, Mr. Passeri was employed by Boehringer Mannheim, a pharmaceutical, biotechnology and diagnostic company, as Director of Technology Management. Mr. Passeri is a graduate of the National Law Center at George Washington University, with a J.D., of the Imperial College of Science, Technology and Medicine at the University of London, with a M.Sc. in biotechnology, and of Northeastern University, with a B.S. in biology.

Michael Gray. Mr. Gray has served as our Chief Operating Officer and Chief Financial Officer since December 2006. From December 2003 until December 2006, Mr. Gray served as our Vice President of Finance and Chief Financial Officer and served as our Senior Director of Finance and Controller from August 2000 until December 2003. Mr. Gray held financial positions including Controller and de Facto Chief Financial Officer at Reprogenesis, a predecessor biotechnology company, from January 1998 until July 2000. Mr. Gray previously held a finance role at a chemicals manufacturer and served as an audit professional for the accounting and consulting firm of Ernst & Young, LLP. Mr. Gray is a certified public accountant, holds an M.B.A. from the F.W. Olin Graduate School of Business at Babson College, and has a B.S. in accounting from Bryant College.

Mark Noel. Mr. Noel has served as our Vice President, Technology Management and Intellectual Property since September 2008. From March 2001 until September 2008, Mr. Noel served as our Vice President, Technology Management and Business Development. From March 2000 to February 2001, Mr. Noel was employed by GeneLogic, as Vice President of Customer Relations. From January 1998 to February 2000, Mr. Noel was employed by GeneLogic as Senior Director of Program Management. From December 1993 to January 1998, Mr. Noel was employed by the National Cancer Institute’s

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Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

Office of Technology Development (now the Technology Transfer Branch of the NCI Office of Technology and Industrial Relations), where from July 1997 to January 1998, he served as Acting Deputy Director. From February 1989 to November 1993, Mr. Noel worked as a patent agent at Gist Brocades NV, a supplier of ingredients to the pharmaceutical and food sectors. Mr. Noel holds a B.S. from the University of Maryland.

Changgeng Qian. Dr. Qian joined Curis in 2001. He has over 30 years of academic and industrial experience in drug discovery, including pharmacokinetics, drug metabolism, efficacy evaluation, experimental disease model development and drug safety assessment. Prior to Curis, he played a key role in the discovery of several anti-inflammation, anticancer and CNS drug candidates at CytoMed Inc., LeukoSite Inc., and Millennium Pharmaceuticals, Inc. He is an inventor on more than 10 issued U.S. patents and over 25 published PCT patents and has authored approximately 30 scientific publications. Dr. Qian earned a Ph.D. in Pharmacology and an M.D. from the Hunan Medical University and has served as a professor of the University since 1992.

[**].

[**].

Company Description

Curis is a publicly-traded small-cap biotechnology company (NASDAQ: CRIS) that is focused on advancing a number of targeted small molecule drug candidates for cancer indications. These programs include vismodegib (GDC-0449; RG3616), a Hedgehog pathway inhibitor that is under collaboration with Genentech. Genentech recently submitted an NDA to FDA following the successful outcome of a pivotal Phase II clinical trial of vismodegib for advanced basal cell carcinoma. Vismodegib is also being tested by Genentech in a Phase II clinical trial in operable basal cell carcinoma. Vismodegib is also in several NCI- and investigator-sponsored Phase I and Phase II clinical trials in other indications. Curis’ other targeted cancer programs include CUDC-101, an HDAC, EGFR and Her2 inhibitor in Phase Ib clinical testing in several solid tumor cancers as well as in a Phase I trial in head and neck cancer in combination with cisplatin and radiation; Debio 0932 (formerly CUDC-305), a Phase I Hsp90 inhibitor under collaboration with Debiopharm; and CUDC-907, an HDAC/PI3K inhibitor that is in preclinical development. We also expect to select additional development candidates from a broad pipeline of preclinical programs in the future. For more information, please visit www.curis.com.

Curis’ cash position as of June 30, 2011 was approximated at $33 million and provides Curis with adequate capital to fund its operations into the fourth quarter of 2012. Curis is eligible to receive milestone payments and royalties under its collaboration agreements with Genentech and Debiopharm. It is expected that any such milestones received in the near-term would be directed to further investment in CUDC-101 as discussed below. The Company’s primary use of capital is centered on its most advanced proprietary asset, CUDC-101, a first-in-class EGFR/Her2/HDAC inhibitor which is nearing completion in a Phase Ib study and also being tested in a Phase I study in patients with locally advanced head and neck cancer in combination with current front-line standard-of-care cisplatin and radiation. [**].

Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

Securing additional capital to advance CUDC-907 and/or other assets that are currently in discovery-research development stage will require one of a few different options including the following:

[**].

[**].

Clinical Advisory Board

Kenneth J. Pienta, MD	•	Curis Clinical and Scientific Advisory Board Chairman University of Michigan, Professor
	•	Director of Experimental Therapeutics, Michigan Center for Translational Pathology
	•	Principal Investigator, Specialized Program of Research Excellence in Prostate Cancer
Philip A. Philip MD, PhD, FRCP	•	Clinical Professor, Multi Disciplinary Team Leader – Gastrointestinal Oncology, Barbara Ann Karmanos Cancer Institute
Samir E. Witta, MD, PhD	•	Oncologist, Mountain Blue Cancer Care Center
	•	Clinical Assistant Professor at the University of Colorado
	•	President of the Rocky Mountain Oncology Society
	•	Board Member of the Colorado Cancer Research Program
	•	President/Founder of AnthioGen, a nonprofit organization that helps to financially support patients living with cancer
[**]		[**]

A summary of relevant development experience of all individuals involved with the clinical development of CUDC-907 is provided below.

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Table 5. CUDC-907 Development Team and Advisors. Core Team Indicated in Green. Abbreviations: FTE, full-time employee, BoD, Board of Directors, STC - Science and Technology Committee

Name (alphabetical)	Curis affiliation	Role	Development experience
			IND	Phase I	Licensing	Mid/late- stage	NDA	Examples
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
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Financial Information

Curis is a publicly-traded small-cap biotechnology company (Nasdaq: CRIS) with approximately 76 million shares outstanding (90 million including shares subject to outstanding stock options and warrants). Curis’ cash position as of June 30, 2011 was approximated at $33 million and provides Curis with adequate capital to fund its operations into the fourth quarter of 2012.

Curis’ most recent publicly-filed financial statements are summarized below:

•	Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2011	December 31, 2010
ASSETS

Cash, cash equivalents and marketable securities	$32,726,412	$40,379,818
Investments - restricted	277,546	497,004
Accounts receivable	99,524	92,371
Property and equipment, net	504,010	302,721
Goodwill	8,982,000	8,982,000
Other assets	478,046	395,229

Total assets	$43,067,538	$50,649,143

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$3,513,984	$3,526,744
Warrant liability	3,426,592	1,604,742

Total liabilities	6,940,576	5,131,486

Total stockholders’ equity	36,126,962	45,517,657

Total liabilities and stockholders’ equity	$43,067,538	$50,649,143

Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues	$392,867	$98,634	$526,405	$12,656,968

Operating expenses:
Research and development	3,144,050	2,244,742	6,202,549	4,712,546
General and administrative	1,867,782	1,780,377	4,275,131	6,206,822

Total operating expenses	5,011,832	4,025,119	10,477,680	10,919,368

Net (loss) income from operations	(4,618,965)	(3,926,485)	(9,951,275)	1,737,600

Other (expense) income, net	(295,099)	1,828,498	(1,762,940)	948,678

Net (loss) income	$(4,914,064)	$(2,097,987)	$(11,714,215)	$2,686,278

Basic net (loss) income per common share	$(0.06)	$(0.03)	$(0.15)	$0.04

Diluted net (loss) income per common share	$(0.06)	$(0.03)	$(0.15)	$0.03

Basic weighted average common shares outstanding	76,378,369	75,617,858	76,103,611	74,261,033

Diluted weighted average common shares outstanding	76,378,369	75,617,858	76,103,611	77,979,738

Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

Company Intellectual Property

See appendix materials.

[**].

Competitive Intellectual Property Landscape

[**].

Project Freedom-to-Operate Assurance

[**].

Commercialization Plan

CUDC-907 is the third development candidate nominated by Curis since 2006. [**].

As the original inventors and developers of this innovative, first-in-class molecule, Curis’ strongly prefers to advance this molecule [**] prior to partnering and TAP sponsored funding from LLS would enable Curis to advance CUDC-907 for hematological indications [**].

Following the conclusion of the Phase Ib/IIa study, Curis will evaluate the data and determine whether further development is warranted. If clinical activity and an acceptable safety profile have been observed, [**].

[**].

[**].

As the program progresses through early-stage clinical research, Curis will develop a publication and partnering strategy so that the program may eventually benefit from the late-stage development and commercialization expertise of a large company.

Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

ADDITIONAL INFORMATION

Citations (with hyperlinks to source)

References

1.	Thiagalingam S, Cheng KH, Lee HJ, Mineva N, Thiagalingam A, Ponte JF (2003). Histone deacetylases: unique players in shaping the epigenetic histone code. Ann NY Acad Sci 983: 84–100. PMID: 12724214. http://onlinelibrary.wiley.com/doi/10.1111/j.1749-6632.2003.tb05964.x/abstract;jsessionid=266B93F800DA0CAE2EFE8F38F805A40A.d03t03

2.	Marks PA, Richon VM, Rifkind RA (2000). Histone deacetylase inhibitors: inducers of differentiation or apoptosis of transformed cells. J Natl Cancer Inst 92: 1210–1216. PMID: 10922406. http://jnci.oxfordjournals.org/content/92/15/1210.long

3.	Dokmanovic M, Clarke C, Marks PA (2007). Histone deacetylase inhibitors: overview and perspectives. Mol Cancer Res 5: 981–989. PMID: 17951399. http://mcr.aacrjournals.org/content/5/10/981.long

4.	Cotto M, Cabanillas F, Tirado M, Garcia MV, Pacheco E (2010). Epigenetic therapy of lymphoma using histone deacetylase inhibitors. Clinical & Translational Oncology 12(6), 401-409. PMID: 20534395. http://www.ncbi.nlm.nih.gov/pubmed/20534395

5.	Shankar S, Singh T R, Fandy TE, Luetrakul T, Ross DD, Srivastava RK (2005). Interactive effects of histone deacetylase inhibitors and TRAIL on apoptosis in human leukemia cells: involvement of both death receptor and mitochondrial pathways. International Journal of Molecular Medicine 16(6), 1125-1138. PMID: 16273296. http://www.spandidos-publications.com/ijmm/16/6/1125

6.	Richon VM, Sandhoff TW, Rifkind RA, Marks PA (2000). Histone deacetylase inhibitor selectively induces p21WAF1 expression and gene-associated histone acetylation. Proc Natl Acad Sci USA 97: 10014–10019. PMID: 10954755. http://www.pnas.org/content/97/18/10014.long

7.	Vorinostat approval notice: http://www.fda.gov/AboutFDA/CentersOffices/CDER/ucm094952.htm

8.	Romidepsin approval notice: http://www.fda.gov/NewsEvents/Newsroom/PressAnnouncements/2009/ucm189629.htm

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9.	Kirschbaum M, Goldman BH, Zain JM, Cook JR, Rimsza LM, Forman SJ, Fisher RI (2011). A phase 2 study of vorinostat in relapsed or refractory Hodgkin lymphoma: Southwest Oncology Group Study S0517. Leukemia & Lympho (In Press). PMID: 21823829. http://informahealthcare.com/doi/abs/10.3109/10428194.2011.608448

10.	Dickinson M, Ritchie D, DeAngelo DJ, Spencer A, Ottmann OG, Fischer T, Bhalla KN, Liu A, Parker K, Scott JW, Bishton M, Prince HM (2009). Preliminary evidence of disease response to the pan deacetylase inhibitor panobinostat (LBH589) in refractory Hodgkin Lymphoma. Br J Haematol 147: 97–101. PMID: 19663825. http://onlinelibrary.wiley.com/doi/10.1111/j.1365-2141.2009.07837.x/abstract

11.	Sureda A (2010). Interim results for the phase II study of panobinostat (LBH589) in patients (Pts) with relapsed/refractory Hodgkin’s lymphoma (HL) after autologous hematopoietic stem cell transplant (AHSCT). J Clin Oncol 28: 7s

12.	Crump M, Co Coiffier B, Jacobsen ED, Sun L, Ricker JL, Xie H, Frankel SR, Randolph SS, Cheson BD (2008). Phase II trial of oral vorinistat (suberoylanilide hydroxamic acid) in relapsed diffuse large-B cell lymphoma. Ann Oncol 19: 964-969. PMID: 18296419. http://annonc.oxfordjournals.org/content/19/5/964.long

13.	Harrison SJ, Quach H, Dean J, Milner A, Copeman MC, Prince HM (2010). Bortezomib and dexamethasone from cycle 1 as treatment and maintenance for multiple myeloma relapse (The BoMeR trial): Impact on response and time to progression. 2010 ASCO Annual Meeting Abstract No:8151

14.	San Miguel JF, Sezer O, Siegel DS, Guenther A, Blade J, Prosser IW, Bengoudifa B, Klebsattel M, Bourquelot PM (2010). Phase Ib study of oral panobinostat (LBH589) plus intravenous bortezomib in patients (Pts) with relapsed (Rel) or Rel and refractory (Ref) multiple myeloma (MM). 2010 ASCO Annual Meeting Abstract No:8001

15.	Mazumder A, Vesole DH, Jagannath S (2008). Treatment of multiple myeloma with vorinostat in combination with bortezomib: a case series. ASH annual meeting 2008, Abstract No:5213

16.	Richardson PG, Weber DM, Mitsiades CS, Dimopoulos MA, Harousseau J, Howe J, Graef T, Byrne C, Anderson KC, Siegel DS (2010). Phase I study of combined vorinostat (V), lenalidomide (L), and dexamethasone (D) in patients (pts) with relapsed or refractory multiple myeloma (MM). 2010 ASCO Annual Meeting Abstract No:8031

17.	Kuendgen A, Schmid M, Schlenk R, Knipp S, Hildebrandt B, Steidl C, Germing U, Haas R, Dohner H, Gattermann N (2006). The histone deacetylase (HDAC) inhibitor valproic acid as monotherapy or in combination with all-trans retinoic acid in patients with acute myeloid leukemia. Cancer 106: 112. PMID: 16323176. http://onlinelibrary.wiley.com/doi/10.1002/cncr.21552/full

18.	Witta SE, Gemmill RM, Hirsch FR, Coldren CD, Hedman K (2006). Restoring E-cadherin expression increases sensitivity to epidermal growth factor receptor inhibitors in lung cancer cell lines. Cancer Res 66(2): 944-950. PMID: 16424029. http://cancerres.aacrjournals.org/content/66/2/944.long

Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

19.	Huang X, Wang S, Lee C, Yang XH, Liu B (2011). HDAC inhibitor SNDX-275 enhances efficacy of trastuzumab in erbB2-overexpressing breast cancer cells and exhibits potential to overcome trastuzumab resistance. Cancer Letters 307(1): 72-79.

20.	Nguyen T, Dai Y, Attkisson E et al. (2011). HDAC inhibitors potentiate the activity of the BCR/ABL kinase inhibitor KW-2449 in imatinib-sensitive or -resistant BCR/ABL+ leukemia cells in vitro and in vivo. Clinical Cancer Research 17(10): 3219-3232

21.	Marks PA (2010). The clinical development of histone deacetylase inhibitors as targeted anticancer drugs. Expert Opinion on Investigational Drugs 19(9): 1049-1066. PMID: 20687783. PMID: 20687783. http://informahealthcare.com/doi/abs/10.1517/13543784.2010.510514

22.	Panwalkar A, Verstovsek S, Giles FJ (2004). Mammalian target of rapamycin inhibition as therapy for hematologic malignancies. Cancer 100: 657-666. PMID: 14770419. http://onlinelibrary.wiley.com/doi/10.1002/cncr.20026/full

23.	Witzig TE, Kaufmann SH (2006). Inhibition of the phosphatidylinositol 3-kinase/mammalian target of rapamycin pathway in hematologic malignancies. Current Treatment Options in Oncology 7: 285-294. PMID: 16916489. http://www.ncbi.nlm.nih.gov/pubmed/16916489

24.	Martelli MA, Evangelisti C, Chiarini F, Grimaldi C, Cappellini A, Ognibene A, McCubrey JA (2010). The emerging role of the phosphatidylinositol 3-kinase/Akt/mammalian target of rapamycin signaling network in normal myelopoiesis and leukemogenesis. Biochimica et Biophysica Acta 1803: 991–1002. PMID: 20399811. http://www.sciencedirect.com/science/article/pii/S0167488910001114

25.	Benvenuti S, Frattini M, Arena S, Zanon C, Cappelletti V, Coradini D, Daidone MG, Pilotti S, Pierotti MA, Bardelli A (2008). PIK3CA cancer mutations display gender and tissue specificity patterns. Human Mutation 29: 284-288. PMID: 18022911. http://onlinelibrary.wiley.com/doi/10.1002/humu.20648/abstract

26.	Ligresti G, Militello L; Steelman LS. Cavallaro A, Basile F, Nicoletti F, Stivala F, McCubrey JA, Libra M (2008). PIK3CA mutations in human solid tumors: role in sensitivity to various therapeutic approaches. Cell Cycle 8: 1352-1358. PMID: 19305151. http://www.landesbioscience.com/journals/cc/LigrestiCC8-9.pdf

27.	Kang S, Denley A, Vanhaesebroeck B, Vogt PK (2006). Oncogenic transformation induced by the p110beta, gamma and -delta isoforms of class Iphosphoinositide 3-kinase. PNAS 103: 1289–1294. PMID: 16432180. http://www.pnas.org/content/103/5/1289.long

28.	Lannutti BJ, Meadows SA, Kashishian A, Steiner B, Johnson AJ, Byrd JC, Tyner JW, Loriaux MM, Deininger M, Druker BJ, Puri KD, Ulrich RG, Giese NA (2010). CAL-101, an p110d selective phosphatidylinositol-3-kinase inhibitor for the treatment of B cell malignancies inhibits PI3K signaling, cellular viability. Blood 117: 591-594. PMID: 20959606. http://bloodjournal.hematologylibrary.org/content/118/13/3603.full.pdf+html

29.	Kahl BS et al. Clinical safety and activity in a phase 1 study of CAL-101, an isoform-selective inhibitor of phosphatidylinositol 3-kinase P110d, in patients with relapsed or refractory non-Hodgkin lymphoma. American Society of Hematology Meeting 2010, Poster Board Number: I-757

Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

30.	Furman RR, Byrd JC, Brown J et al. (2010). CAL-101, an isoform-selective inhibitor of phosphatidylinositol 3-kinase P110d, demonstrates clinical activity and pharmacodynamic effects in patients with relapsed or refractory chronic lymphocytic leukemia. American Society of Hematology Annual Meeting and Exposition 2010, 52nd:December 05

31.	Silverman LR, Raza A, Sloand EM et al. (2010). Overall survival in patients with a myelodysplastic syndrome or acute myeloid leukemia treated with On 01910.Na correlates with bone marrow blast response. American Society of Hematology Annual Meeting and Exposition 2010, 52nd :December 06 Posted on: 25November2010

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33.	Song G, Ouyang G, Bao S (2005). The activation of Akt/PKB signaling pathway and cell survival. J Cell Mol Med 9 (1): 59–71. doi:10.1111/j.1582-4934.2005.tb00337.x. PMID 15784165. http://onlinelibrary.wiley.com/doi/10.1111/j.1582-4934.2005.tb00337.x/abstract

34.	Hasselblom S, Hansson U, Olsson M, Toren L et al. (2010). High immunohistochemical expression of p-AKT predicts inferior survival in patients with diffuse large B-cell lymphoma treated with immunochemotherapy. British Journal of Haematology 149(4): 560-568. PMID: 20201946. http://onlinelibrary.wiley.com/doi/10.1111/j.1365-2141.2010.08123.x/full

35.	Min YH, Cheong JW, Kim JY, Eom JI et al. (2004). Cytoplasmic mislocalization of p27Kip1 protein is associated with constitutive phosphorylation of Akt or protein kinase B and poor prognosis in acute myelogenous leukemia. Cancer Research 64(15): 5225-5231. PMID: 15289327. http://cancerres.aacrjournals.org/content/64/15/5225.long

36.	Hsu JH, Shi Y, Hu L, Fisher M, Franke TF, Lichtenstein A (2002). Role of the AKT kinase in expansion of multiple myeloma clones: effects on cytokine-dependent proliferative and survival responses. Oncogene 21(9): 1391-1400. PMID: 11857082. http://www.nature.com/onc/journal/v21/n9/full/1205194a.html

37.	Lannutti BJ, Meadows SA, Kashishian A et al. (2008). CAL-101, an oral p110d selective phosphatidylinositol-3-kinase (PI3K) inhibitor for the treatment of B cell malignancies inhibits PI3K signaling, cellular viability and protective signals of the microenvironment. ASH annual meeting 2008,

38.	Foukas LC, Berenjenoa IM, Gray A et al. (2010). Activity of any class IA PI3K isoform can sustain cell proliferation and survival. PNAS 107(25): 11385-11391. http://www.pnas.org/content/107/25/11381.full

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Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

40.	Bolden JE, Peart MJ, Johnstone RW (2006). Anticancer activities of histone deacetylase inhibitors. Nature Reviews Drug Discovery 5: 769-784, PMID: 16955068. http://www.nature.com/nrd/journal/v5/n9/full/nrd2133.html

41.	Wozniak MB, Villuendas R, Bischoff JR, Aparicio CB, Martínez Leal JF, de La Cueva P, Rodriguez ME, Herreros B, Martin-Perez D, Longo MI, Herrera M, Piris MA, Ortiz-Romero PL (2010). Vorinostat interferes with the signaling transduction pathway of T-cell receptor and synergizes with phosphoinositide-3 kinase inhibitors in cutaneous T-cell lymphoma. Haematologica 95: 613-621. PMID: 20133897. http://www.haematologica.org/content/95/4/613.long

42.	Ozaki K, Kosugi M, Baba N, Fujio K, Sakamoto T, Kimura S, Tanimura S, Kohno M (2009). Blockade of the ERK or PI3K-Akt signaling pathway enhances the cytotoxicity of histone deacetylase inhibitors in tumor cells resistant to gefitinib or imatinib. Biochem Biophys Res Commun 391: 1610-1615. PMID: 20026060. http://www.sciencedirect.com/science/article/pii/S0006291X09024590

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45.	Supplemental information: see Appendix

46.	Namdar M, Perez G, Ngo L, Marks PA (2010). Selective inhibition of histone deacetylase 6 (HDAC6) induces DNA damage and sensitizes transformed cells to anticancer agents. Proc Natl Acad Sci U S A 107(46):20003-20008. PMID: 21037108. http://www.pnas.org/content/107/46/20003.long

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48.	Zhao WL, Wang L, Liu YH, Yan JS; Leboeuf C et al. (2007) Combined effects of histone deacetylase inhibitor and rituximab on non-Hodgkin’s B-lymphoma cells apoptosis. Experimental Hematology 35(12), 1801-1811. PMID: 17681667. http://www.exphem.org/article/S0301-472X(07)00380-3/abstract

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Therapy Acceleration Program Biotechnology Accelerator Project Proposal Version 1.4

EXHIBIT B

Deliverables, Milestones and Payments

LLS and Company agree to the following provisions regarding timelines, Deliverables, Milestones and Payments in performance of the Research Program under the terms of the Agreement.

1.	Timelines.

1.1 Definition. A timeline is a linear, chronological representation of key events or steps along the Term of this Agreement whereby the Parties measure progress toward the goals of the Research Program. The timeline is a pictorial representation of the anticipated Deliverables, Milestones and Payments to Company by LLS.

1.2 Overview of Research Program Timeline. The following timeline represents Company’s current best estimate for achieving the necessary data for IND submission and the early clinical development through a Phase Ib/IIa clinical trial followed by a full clinical trial report expected around [**]. In order to maintain maximum flexibility of the Research Program, the timeline and associated Deliverables and Milestones may be revised by the RAC consistent with the terms of this Agreement.

1.3 Timeline of Deliverables, Milestones. The Parties agree that the following is a representation of key events during the Term of this Agreement, in which Deliverables and Milestones are represented by designations (i.e., numbers, stars or other that follow the single letter designations), that represent the consecutive order of the Deliverables and Milestones. Agreed upon Payments are associated with Milestones and shall be paid by LLS within [**] business days of achievement of the applicable Milestone.

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2.	Go/No-Go Decision Points

The Parties have agreed upon the following defined Decision Points.

Decision Point	Approximate Time Point
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3.	Deliverables.

3.1 Research Program Deliverables. The Parties have agreed that Quarterly Reports shall be due within [**] business days prior to each scheduled quarterly RAC meeting. The final schedule of the RAC program to be determined during the course of the Research Program but in no case more than [**] days [**] from the start of each month currently listed in the RAC table below.

4.	Milestones and Payments.

4.1 Definition. A Milestone is a readily identifiable and quantifiable achievement reflecting progress in the Research Program. A Payment is the transfer of Funding from LLS to Company.

4.2 Research Program Payments and Milestones. The Parties have agreed upon a schedule of Payments which are subject to the achievement of the first occurrence of each Milestone.

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5.	Research Advisory Committee Meetings.

5.1 Research Advisory Committee Meeting Schedule. The Parties have tentatively agreed upon a schedule of Research Advisory Committee Meetings. In accordance with Article 3.2 of the Agreement, additional meetings may be scheduled and the Team Leaders, upon mutual agreement, may change such meeting dates.

Meetings	Date
RAC Meeting 1 (RAC 1)	[**	]
RAC Meeting 2 (RAC 2)	[**	]
RAC Meeting 3 (RAC 3)	[**	]
RAC Meeting 4 (RAC 4)	[**	]
RAC Meeting 5 (RAC 5)	[**	]
RAC Meeting 6 (RAC 6)	[**	]
RAC Meeting 7 (RAC 7)	[**	]
RAC Meeting 8 (RAC 8)	[**	]
RAC Meeting 9 (RAC 9)	[**	]
RAC Meeting 10 (RAC 10)	[**	]
RAC Meeting 11 (RAC 11)	[**	]
RAC Meeting 12 (RAC 12)	[**	]
RAC Meeting 13 (RAC 13)	[**	]
RAC Meeting 14 (RAC 14)	[**	]
RAC Meeting 15 (RAC 15)	[**	]
RAC Meeting 16 (RAC 16)	[**	]
RAC Meeting 17 (RAC 17)	[**	]
RAC Meeting 18 (RAC 18)	[**	]
RAC Meeting 19 (RAC 19)	[**	]

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EXHIBIT C

COMPOUND

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EXHIBIT D - Company Budget

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EXHIBIT E - RESEARCH ADVISORY COMMITTEE MEMBERS

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EXHIBIT F - Company Patent Applications

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